Exhibit 2.1
Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
FIRST SOLAR, INC.,
JEFFERSON MERGER SUB, LLC,
ENERGY CAPITAL PARTNERS I, LP,
ENERGY CAPITAL PARTNERS I-A, LP,
ENERGY CAPITAL PARTNERS I-B IP, LP,
ENERGY CAPITAL PARTNERS I (WD IP), LP,
and
NEXTLIGHT RENEWABLE POWER, LLC
Dated as of April 27, 2010

i

ANNEXES AND SCHEDULES
ANNEX A Member Interests
ANNEX B Guaranteed Annual Incentive Payments

Schedules

Schedule 1.01(a)	Permitted Liens — Other
Schedule 1.01(b)	Pre-Approved Development Expenditures
Schedule 1.01(c)	Projects
Schedule 1.01(d)	Additional Transaction Expenses
Schedule 4.02	Capitalization
Schedule 4.04(b)	Third Party Consents
Schedule 4.04(c)	Company’s Approvals
Schedule 4.05(a)	Subsidiaries
Schedule 4.05(b)	Outstanding Obligations
Schedule 4.05(d)	Joint Ventures
Schedule 4.05(e)	Project Subsidiaries
Schedule 4.05(f)	Holdco Subsidiaries
Schedule 4.07	Liabilities
Schedule 4.08	Absence of Certain Changes
Schedule 4.09	Legal Proceedings
Schedule 4.11(a)	Contracts
Schedule 4.11(d)	Pending Agreements
Schedule 4.12	Taxes
Schedule 4.13(a)	Employee Matters
Schedule 4.13(b)	Employee Benefit Plans
Schedule 4.13(c)(iii)	Title IV Plans
Schedule 4.13(e)	Amendments to Employee Benefit Plans
Schedule 4.14	Insurance
Schedule 4.15	Environmental Matters
Schedule 4.16	Intellectual Property
Schedule 4.17	Real Property
Schedule 4.18	Condemnation
Schedule 4.20(a)	Project Permits
Schedule 4.20(d)	Permit Notifications
Schedule 4.22	Related Party Transactions
Schedule 4.23	Project Interconnections
Schedule 5.03(b)	ECP Member Third Party Consents
Schedule 5.03(c)	ECP Members’ Approvals
Schedule 7.02(a)	Permitted Actions
Schedule 7.04(e)	Specified Employees
Schedule 7.04(f)	Retention Pool
Schedule 7.08	Support Obligations

v

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER is made as of April 27, 2010 (this “Agreement”) by and among (i) First Solar, Inc., a Delaware corporation (“Parent”), (ii) Jefferson Merger Sub, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Merger Sub”), (iii) Energy Capital Partners I, LP, a Delaware limited partnership, Energy Capital Partners I-A, LP, a Delaware limited partnership, Energy Capital Partners I-B IP, LP, a Delaware limited partnership, and Energy Capital Partners I (WD IP), LP, a Delaware limited partnership (collectively, the “ECP Members”), and (iv) NextLight Renewable Power, LLC, a Delaware limited liability company (the “Company”). Parent, Merger Sub, each ECP Member and the Company are each referred to herein as a “Party” or, collectively, as the “Parties”.
WITNESSETH:
WHEREAS, the Company, together with the Company Subsidiaries (as defined herein), are engaged in the business of developing the Projects (as defined herein) and in certain related activities (the “Business”);
WHEREAS, the ECP Members own that percentage of the vested Category A Percentage Interests (the “Category A Percentage Interests”) and the vested Category B Percentage Interests (the “Category B Percentage Interests” and, together with the Category A Percentage Interests, the “Interests”) of the Company as set forth on Annex A;
WHEREAS, certain officers and other individuals providing services as members of the Company (collectively, the “Non-ECP Members” and, together with the ECP Members, the “Members”) own that percentage of the vested and unvested Category A Percentage Interests and Category B Percentage Interests as set forth on Annex A; and
WHEREAS, the Board of Managers of the Company and the respective Boards of Directors of Parent and Merger Sub’s managing member have approved the merger of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement (the “Merger”).
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
1.01 Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:
“Acquisition Proposal” means any proposal for a merger, consolidation or other business combination involving the Company or any Company Subsidiary or any proposal or offer to acquire in any manner more than 25% of the voting power in, or more than 25% of the business or assets of, the Company or the Company Subsidiaries, other than the transactions contemplated by this Agreement.
“Action” means any action, suit, proceeding, arbitration or Governmental Authority investigation.
“Adjustment Amount” has the meaning given to that term in Section 3.04(b).
“Adjustment Statement” has the meaning given to that term in Section 3.04(b).
“Advanced Development Projects” means AV Solar Ranch 1, Agua Caliente, Boulder City, Creekside, Lost Hills, Silver State, and Fort Mojave.
“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in such partnership or limited liability company.
“Agreement” has the meaning given to that term in the preamble to this Agreement.
“Agua Caliente” means that development project for a solar plant located in Dateland, Arizona.
“Agua Caliente PPA” means that certain Power Purchase Agreement between Pacific Gas and Electric Company (as Buyer) and Agua Caliente Solar, LLC (as Seller).
“Allocation” has the meaning given to that term in Section 3.05(a).
“Ancillary Agreements” means the documents and agreements to be delivered pursuant to this Agreement.
“Applicable Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any state, county, city or other political subdivision thereof or of any Governmental Authority.
“AV Solar Ranch 1” means that development project for a solar plant located in Lancaster, California.
“Award Agreement” has the meaning given to that term in the LLC Agreement.
“Balance Sheet” has the meaning given to that term in Section 4.06.
“Base Purchase Price” has the meaning given to that term in Section 3.01.
“Benefits Continuation Period” has the meaning given to that term in Section 7.04(b).

“BLM” means the U.S. Department of the Interior’s Bureau of Land Management.
“Boulder City” means that development project for a solar plant located in Boulder City, Nevada.
“Business” has the meaning given to that term in the recitals to this Agreement.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated to close.
“Cal-ISO” means the California Independent System Operator.
“Cash Consideration” has the meaning given to that term in Section 3.02(b).
“Cash Equivalents” means the sum of cash and cash equivalents plus all cash held by counterparties (including cash placed in escrow by the Company or any Company Subsidiary in connection with land options) of the Company and the Company Subsidiaries, whether restricted or unrestricted, but not including any cash posted as collateral and included in Development and Other Expenses or any New Cash Collateral.
“Category A Percentage Interests” has the meaning given to that term in the recitals to this Agreement.
“Category B Percentage Interests” has the meaning given to that term in the recitals to this Agreement.
“Cause”, with respect to a Company Employee, has the meaning given to that term in such Company Employee’s Executive Agreement or Award Agreement; provided that, in the absence of such an Executive Agreement or Award Agreement containing such a definition, the term “Cause” means (a) such Company Employee’s willful failure to substantially perform such Company Employee’s duties (other than any such failure resulting from the Company Employee’s Disability) which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure, (b) such Company Employee’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Company, which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure, (c) such Company Employee’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude, (d) such Company Employee’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Company Employee’s duties and responsibilities, (e) such Company Employee’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof), or (f) such Company Employee’s material breach of any written agreement with the Company (including any breach of a restrictive covenant of any such agreement), which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such breach. For purposes of the definition in the preceding proviso and any

Executive Agreement or Award Agreement, the Company shall include any Company Subsidiary or any Affiliate of the Company (including Parent) and any successor(s) thereto.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1981 (42 U.S.C. § 9601 et seq.).
“Certificate of Merger” has the meaning given to such term in Section 2.03.
“Claim” means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration.
“Closing” means the closing of the transactions contemplated by Sections 2.01, 3.02 and 3.03.
“Closing Date” means (a) the third (3rd) Business Day following the date on which the last of the conditions set forth in ARTICLE VIII and ARTICLE IX (other than those that by their nature are intended to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing) are satisfied or waived by the applicable Parties or (b) such other date as the Parties mutually agree upon in writing.
“Closing Date Cash” has the meaning given to that term in Section 3.04(a).
“Closing Date Indebtedness” has the meaning given to that term in Section 3.04(a).
“Code” means the Internal Revenue Code of 1986.
“Company” has the meaning given to that term in the preamble to this Agreement.
“Company Contracts” has the meaning given to that term in Section 4.11(a).
“Company Employee” has the meaning given to that term in Section 7.04(a).
“Company Employee Benefit Plan” means any Employee Benefit Plan (a) established or maintained by the Company or any Company Subsidiary, (b) to which the Company or any Company Subsidiary contributes or has an obligation to contribute, (c) in which any Company Employee, former employee, or current or former independent contractor, or member participates or is eligible to participate and which is sponsored, maintained or contributed to by the Company or any Company Subsidiary, or (d) under which the Company or any Company Subsidiary has, or can reasonably be expected to have, material liability.
“Company IP” means all material Intellectual Property owned by the Company or any Company Subsidiary, including all material patent, copyright, trademark and service mark registrations and applications and domain names issued to, assigned to and filed by the Company or any Company Subsidiary.
“Company’s Approvals” has the meaning given to that term in Section 4.04(c).
“Company Securities” has the meaning given to that term in Section 4.02.

“Company Subsidiary” has the meaning given to that term in Section 4.05(a).
“Conclusive Adjustment Amount” has the meaning given to that term in Section 3.04(e).
“Conclusive Adjustment Statement” has the meaning given to that term in Section 3.04(d).
“Conclusive Statement” has the meaning given to that term in Section 3.04(d).
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of December 10, 2009, by and between Energy Capital Partners, LLC, a Delaware limited liability company, and Parent.
“Contract” means any contract, agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other legally binding arrangement.
“Creekside” means that development project for a solar plant located in Oakdale, California.
“Debt Obligations”, as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money, including all indebtedness evidenced by a note, bond, debenture or similar instrument, (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP and (c) any obligation owed for all or any part of the deferred purchase price for the purchase of a business or assets that in accordance with GAAP would be included as liabilities on the balance sheet of such Person. For clarification, it is understood that the following shall not constitute “Debt Obligations” hereunder: operating leases, power purchase agreements, letters of credit issued for the account of such Person to the extent undrawn and similar credit support obligations, trade payables and accrued expenses (including accrued interest), known or contingent Tax liabilities, and prepaid or deferred revenue arising in the ordinary course of business.
“Development and Other Expenses” means any amounts spent by the ECP Members, the Company, the Company Subsidiaries and their Affiliates to support the ongoing activities, including cash posted as collateral, of the Company or any Company Subsidiary between the date hereof and the Closing other than Support Obligations that are replaced by Parent pursuant to Section 7.08, which aggregate amount for the period between the date hereof and the Closing shall not exceed by more than 10% the aggregate amount per Expense Category set forth in the schedule of Pre-Approved Development Expenditures for such period.
“Disability” means a Company Employee’s inability to perform, with or without reasonable accommodation, the essential functions of the Company Employee’s position for a total of one hundred and twenty (120) days during any twelve (12) month period as a result of incapacity due to mental or physical illness, as determined by a physician selected by the Company or its insurers and acceptable to the Company Employee or the Company Employee’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed.

“Disclosure Schedules” means (a) with respect to the ECP Members, the lists, descriptions, exceptions and other information and materials prepared by the ECP Members and attached to this Agreement and (b) with respect to the Company, the lists, descriptions, exceptions and other information and materials prepared by the Company and attached to this Agreement.
“Disclosure Supplement” has the meaning given to that term in Section 7.05.
“DLLCA” means the Delaware Limited Liability Company Act.
“ECP Members” has the meaning given to that term in the preamble to this Agreement.
“ECP Members’ Approvals” has the meaning given to that term in Section 5.03(c).
“Effective Time” has the meaning given to that term in Section 2.03.
“Employee Benefit Plan” means, with respect to any individual who is a current or former employee, independent contractor, or member of the Company, any Company Subsidiary or any member of the Company’s Controlled Group (as defined in Section 4.13(c)), any (a) nonqualified deferred compensation or retirement plan, program or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan, program or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan, program or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan or program, (e) profit sharing, bonus, incentive, profits interest or other equity, employment, change in control, or severance plan, program or agreement, including the Executive Agreements, or (f) any other material compensation, remuneration or benefit arrangement of any kind.
“Employee Pension Benefit Plan” means an “employee pension benefit plan” as defined in Section 3(2) of ERISA.
“Employee Welfare Benefit Plan” means an “employee welfare benefit plan” as defined in Section 3(1) of ERISA.
“Environmental Condition” means the presence, release, threatened release or disposal of any Hazardous Substance at, in, on, from or affecting the Projects or any violation of any Environmental Law with respect to the Company or any Company Subsidiary.
“Environmental Laws” means any and all Applicable Laws, Orders, guidelines, codes or other legally enforceable requirements (including common law) of any Governmental Authority, regulating, relating to or imposing Liability or standards of conduct concerning pollution or protection of the environment, natural resources, nuisances or human health (including employee health and safety).
“Environmental Liability” means any Liability (including any Liability for personal injury, property or natural resource damages, costs of environmental remediation, fines, attorneys’ fees, consultants’ fees or penalties), arising under any Environmental Laws (including

CERCLA) or any Contract, or other consensual arrangement, pursuant to which any Liability is assumed or imposed with respect to any environmental, health or safety matters.
“EPC” means engineering and procurement or construction.
“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of the issuing entity.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Estimated Closing Date Cash” has the meaning given to that term in Section 3.04(a).
“Estimated Closing Date Indebtedness” has the meaning given to that term in Section 3.04(a).
“Estimated Development and Other Expenses” has the meaning given to the term in Section 3.04(a).
“Estimated Payables Amount” has the meaning given to the term in Section 3.04(a).
“Estimated Prorated 2010 Bonuses” has the meaning given to the term in Section 3.04(a).
“Estimated Transaction Expenses” has the meaning given to the term in Section 3.04(a).
“Executive Agreement” means any employment or other similar service agreement between the Company and any Company Employee, as the same may be amended from time to time.
“Expense Category” means each of the following line items set forth in the schedule of Pre-Approved Development Expenditures: “Agua Caliente Development Costs,” “AVSR1 Development Costs,” “Remaining Projects Development Costs,” “Total Overhead and Related Capital Expenditures (Unallocated),” “Agua Caliente Other Project Costs,” “AVSR1 Other Project Costs,” “Remaining Projects Other Project Costs,” and “Total Letters of Credit / Cash Collateral.”
“Financial Statements” has the meaning given to that term in Section 4.06.
“Fort Mojave” means that development project for a solar plant located in Fort Mojave, California.
“FPA” has the meaning given to the term in Section 4.10.
“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified periods.
“Good Reason” means, with respect to any Company Employee listed on Schedule 7.04(e) only, the occurrence of any of the following events after the Closing without the

Company Employee’s written consent and which have not been remedied by Parent, the Company or any of their respective Affiliates: (a) a material diminution in the Company Employee’s duties or responsibilities set forth in the Company Employee’s employment agreement or offer letter with Parent, the Company or their respective Affiliates that is first entered into effective on or after Closing in connection with the transactions contemplated by this Agreement (the “Parent Agreement”); (b) a material diminution in the Company Employee’s base salary; (c) a material reduction in the Company Employee’s target bonus percentage that would constitute a material breach of the Parent Agreement; (d) a material change in the geographic location at which the Company Employee must perform services (which shall in no event include a relocation of the Company Employee’s principal place of business less than thirty-five (35) miles from such Company Employee’s principal place of business immediately prior to the Closing); or (e) a material breach by Parent, the Company or any of their respective Affiliates of the Company Employee’s Parent Agreement; provided that the Company Employee has (i) resigned within one hundred and twenty (120) days following the occurrence of any of the foregoing events, (ii) advised his employer in writing of the occurrence of the event he considers to be “Good Reason” within thirty (30) days after its occurrence and (iii) afforded his employer at least thirty (30) days to remedy the situation.
With respect to any Company Employee not listed on Schedule 7.04(e), “Good Reason” instead means the occurrence of any of the following events which have not been remedied by Parent, the Company or any of their respective Affiliates: (a) a material diminution in the Company Employee’s base salary; or (b) a material change in the geographic location at which the Company Employee must perform services (which shall in no event include a relocation of the Company Employee’s principal place of business less than thirty-five (35) miles from such Company Employee’s principal place of business immediately prior to the Closing); provided that the Company Employee has (i) resigned within one hundred and twenty (120) days following the occurrence of any of the foregoing events, (ii) advised his employer in writing of the occurrence of the event he considers to be “Good Reason” within thirty (30) days after its occurrence and (iii) afforded his employer at least thirty (30) days to remedy the situation.
“Governmental Approval” means any authorization, consent, approval, license, permit, franchise, tariff, certificate of authority, registration, rate, certification, agreement, directive, waiver, exemption, variance, other similar consent or Order of any Governmental Authority.
“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States or any foreign country, any state or local body of the United States or any foreign country or any political subdivision of any of the foregoing, and any tribunal, court or arbitrator(s) of competent jurisdiction.
“Hazardous Substance” means any chemical, material, substance or waste that is regulated under or defined as hazardous or toxic under any Environmental Law or with respect to which liability or standards of conduct are imposed under any Environmental Law, including petroleum products and byproducts, asbestos and asbestos containing materials and polychlorinated biphenyls.

“Holdco Subsidiary” has the meaning given to the term in Section 4.05(f).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indemnified Party” means, in the case of an indemnification claim pursuant to Section 12.02(a), Parent, any Affiliate of Parent or their respective officers, directors, employees, partners, members, stockholders, controlling persons, successors and permitted assigns, and in the case of an indemnification claim pursuant to Section 12.02(b), each Member and his, her or its estate, heirs, personal representatives, Affiliates, officers, directors, employees, partners, members, stockholders, controlling persons, successors and permitted assigns.
“Indemnifying Party” means, in the case of an indemnification claim pursuant to Section 12.02(a), the Members and their estates, heirs, personal representatives and successors, and in the case of an indemnification claim pursuant to Section 12.02(b), Parent and its successors and permitted assigns.
“Indemnity Threshold” has the meaning given to that term in Section 12.04(a).
“Infringe” has the meaning given to that term in Section 4.16(a).
“Intellectual Property” means all intellectual property, including: (a) patents, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how, whether or not patented or patentable; (b) copyrights and works of authorship in any media, including computer hardware, software, firmware, applications, files, systems, networks, databases and compilations, documentation and related textual works, graphics, advertising, marketing and promotional materials, photographs, artwork, drawings, articles, textual works, and Internet site content; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and other source indicators and the goodwill of any business symbolized thereby; and (d) trade secrets, drawings, blueprints and all non-public, confidential or proprietary information, documents, materials, analyses and lists.
“Interim Period” has the meaning given to that term in Section 7.01(a).
“Interests” has the meaning given to that term in the recitals to this Agreement.
“Knowledge of the Company” means the actual knowledge of Frank De Rosa, Brian Kunz, Nikolas Novograd, Robert Miller, Steven Clark, Jim Woodruff or Jim Filippi, after reasonable inquiry.
“Knowledge of Parent” means the actual knowledge of Mary Beth Gustafsson, Lisa Bodensteiner or Jens Meyerhoff, after reasonable inquiry.
“Letter of Transmittal” has the meaning given to the term in Section 3.03(b).
“Liabilities” means all Debt Obligations, other obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Liens” means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, or conditional sale or other title retention device or arrangement.
“LLC Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of the Company effective as of January 1, 2008, as amended from time to time.
“Loss” or “Losses” has the meaning given to that term in Section 12.02(a).
“Lost Hills” means that development project for a solar plant located in Kern County, California.
“March 31 Balance Sheet” has the meaning given to that term in Section 7.01(d).
“Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence that (x) is materially adverse to the Business, Properties, Liabilities or financial condition of the Company and the Company Subsidiaries taken as a whole, or (y) would, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that any adverse change or effect attributable to (a) any changes affecting the solar power industry generally, (b) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Order, protocol, government program, industry standard or Applicable Law (including Environmental Law) of or by any Governmental Authority (including, for the avoidance of doubt, the U.S. Department of Energy’s Loan Guarantee Program, any Renewable Portfolio Standard, the American Recovery and Reinvestment Act of 2009 Section 1603 grant program, import tariffs on solar panels or related equipment, the solar energy project application and approval process of the BLM, or the National Environmental Policy Act of 1969), (c) any change affecting the international, national or regional electric generating, transmission or distribution industry, (d) any change in international, national or regional wholesale or retail electric power prices, (e) any change or development in international, national or regional electric transmission or distribution systems, (f) any change in general regulatory or political conditions, including any engagement of hostilities, act of war or terrorist activity or any change imposed by a Governmental Authority associated with national security, (g) any effect of weather, geological or meteorological events, (h) any change in GAAP (including the rules and principles related to accelerated depreciation), (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any decrease in customer demand, any reduction in revenues, any disruption in supplier, partner or similar relationships, or any loss of employees), (j) any change or development in any financial, banking or securities market (including any increased interest rates or other costs for, or reduction in the availability of, financing or suspension of trading in, or limitation on prices for, securities on a securities market (including an over-the-counter market), exchange or trading platform) or the economy in general, (k) any labor strike, request for representation, organizing campaign, work stoppage, slowdown, or lockout or other labor dispute affecting employees of a third party, (l) any action of any competitor of the Company, (m) the ability of the Company and the Company Subsidiaries to develop the Projects (or the timing thereof) in a manner other than as currently under development or contemplated to be developed by the Company, or (n) failing to enter into additional power purchase agreements for the Projects or interconnection agreements for the transmission of electricity or failing to obtain government loans or guarantees, shall, in each case, be excluded from such determination; provided further, that any loss or claim relating to any state of facts, change, development, event, effect, condition or occurrence that is cured prior to the Closing Date (or, if earlier, the applicable cure period specified in Section 11.01) shall not be considered a Material Adverse Effect, except in the event the effects of such changes or events attributable to the foregoing subclauses (a), (b), (c), (d), (e), (f) or (h) would reasonably be expected to have a disproportionate impact on the Company or the Company Subsidiaries, taken as a whole, relative to other solar development companies (in which case only the incremental disproportionate effect or effects may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect).
“Member Representative” has the meaning given to that term in Section 3.04(a).
“Member Representative Statement” has the meaning given to that term in Section 3.04(c).
“Members” has the meaning given to that term in the recitals to this Agreement.
“Merger” has the meaning given to that term in the recitals to this Agreement.
“Merger Consideration” has the meaning given to that term in Section 3.02(b).
“Merger Sub” has the meaning given to that term in the preamble to this Agreement.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Neutral Accounting Arbitrator” has the meaning given to that term in Section 3.04(d).
“New Cash Collateral” has the meaning given to that term in Section 7.08.
“Non-ECP Members” has the meaning given to that term in the recitals to this Agreement.
“Optioned Projects” has the meaning given to that term in Section 4.15(b)
“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).
“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Owned or Leased Property Projects” has the meaning given to that term in Section 4.15(a).
“Parent” has the meaning given to that term in the preamble to this Agreement.
“Parent’s Approvals” has the meaning given to that term in Section 6.03(c).
“Party” and “Parties” have the meanings given to those terms in the preamble to this Agreement.
“Payables Amount” means, to the extent positive, the dollar amount equal to (a) the accounts payables and accrued liabilities of the Company and the Company Subsidiaries as of the Closing Date (other than any accounts payable or accrued liabilities for Closing Date Indebtedness, Transaction Expenses, Prorated Company 2010 Bonuses or Retention Bonuses), in each case calculated in accordance with GAAP, minus (b) $4,000,000. If such amount is not a positive number, then the Payables Amount shall be deemed to be zero.
“Payables Offset” means, to the extent positive, the dollar amount equal to the difference between (a) 110% of the amount set forth in the schedule of Pre-Approved Development Expenditures for the period between the date hereof and the Closing Date minus (b) the actual amount spent that is included in the calculation of Development and Other Expenses for such period.
“Payout Schedule” has the meaning given to that term in Section 3.01.
“Permit Applications” has the meaning given to that term in Section 4.20(a).
“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or, with respect to Taxes other than real property taxes or mechanics liens, being contested in good faith by appropriate proceedings; (b) any Lien arising in the ordinary course of business by operation of Applicable Law with respect to a Liability that is not yet due or delinquent or, with respect to any such Lien other than real property taxes or mechanics liens, that is being contested in good faith by the ECP Members or the Company; (c) any Lien expressly disclosed in the Balance Sheet; (d) any purchase money Lien arising in the ordinary course of business; (e) all matters that are disclosed (whether or not subsequently deleted or endorsed over) on any survey, in the title policies insuring any Property or in any title commitments, title reports or other title materials, in each case to the extent delivered by the ECP Members or the Company to Parent prior to the date hereof or otherwise made available to Parent prior to the date hereof; (f) imperfections or irregularities of title and other Liens that would not, in the aggregate, reasonably be expected to materially detract from the value of the affected Property; (g) zoning, planning, and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate any Property; (h) all matters of record, that would not, in the aggregate, reasonably be expected to materially detract from the value of the affected Property; (i) the Deed of Trust dated December 1, 2009, between Agua Caliente Solar, LLC and Ralph E. & Linda S. Bodine; (j) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Applicable Laws; (k) any Lien that is released on or prior to the Closing; (l) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, and statutory or common law Liens to secure claims for labor, materials or supplies arising in the ordinary course of business which are not delinquent and in the aggregate are not material in amount; and (m) the matters identified on Schedule 1.01(a).
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Authority or other entity.
“Pre-Approved Development Expenditures” means those expenditures set forth on Schedule 1.01(b).
“Preliminary Statement” has the meaning given to that term in Section 3.04(a).
“Projects” means those development projects set forth on Schedule 1.01(c) or any additional development projects commenced after the date hereof in accordance with Section 7.02.
“Project Subsidiary” has the meaning given to the term in Section 4.05(e).
“Properties” means, as to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated) operated, owned or leased by such Person.
“Pro Rata Share” means, with respect to any Member, a percentage (x) the numerator of which is the amount of the Base Purchase Price distributed to such Member pursuant to Section 3.02(b) less the portion thereof that is distributed to such Member in respect of “Unreturned Capital” (as defined in the LLC Agreement) and (y) the denominator of which is the Base Purchase Price less that portion thereof that is distributed to all Members pursuant to Section 3.02(b) in respect of Unreturned Capital.
“Prorated Company 2010 Bonus” has the meaning given to that term in Section 7.04(e).
“Prorated Parent 2010 Bonus” has the meaning given to that term in Section 7.04(e).
“PUHCA” has the meaning given to the term in Section 4.10.
“Real Property Agreements” has the meaning given to that term in Section 4.11(a).
“Renewable Portfolio Standard” means any international or national renewable portfolio standard program.
“Representatives” means, as to any Person, its officers, directors, employees, partners, members, stockholders, counsel, accountants, financial advisers, engineers and consultants.
“Required Member Approval” has the meaning given to that term in Section 4.03(b).
“Resolution Period” has the meaning given to that term in Section 3.04(c).
“Retention Bonus” has the meaning given to that term in Section 7.04(f).

“Retention Payment Date” has the meaning given to that term in Section 7.04(f).
“Retention Pool” has the meaning given to that term in Section 7.04(f).
“Silver State” means the development projects for the solar plants located in Primm, Nevada, commonly referred to as Silver State I and/or Silver State II.
“Site” means the real property and improvements thereon forming a part of, or used or usable in connection with, the Projects. Any reference to a Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Site, and any reference to items “at the Site” shall include all items “at, on, in, upon, over, across, under and within” the Site.
“Statement” has the meaning given to that term in Section 3.04(b).
“Subsidiary” means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the outstanding equity securities or securities carrying the voting power in the election of the board of directors or other governing body of such Person.
“Subsidiary Securities” has the meaning given to that term in Section 4.05(a).
“Support Obligations” has the meaning given to that term in Section 7.08.
“Surviving Entity” has the meaning given to that term in Section 2.01.
“Tax” means (a) any and all federal, state, local or foreign taxes (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto including (i) taxes imposed on, or measured by, income, franchise, payroll, capital, profits or gross receipts, and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer taxes and customs duties) and (b) any amounts described in clause (a) owed by reason of a contractual obligation or as a successor in interest or transferee.
“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.
“Tax Return” means any return, report, information return, declaration, claim for refund, election or other document, together with all schedules, attachments, amendments and supplements thereto, supplied to or required to be supplied to any Tax Authority.
“Termination Date” has the meaning given to that term in Section 11.01(b)(i).
“Third Party Claim” has the meaning given to that term in Section 12.03.

“Total Purchase Price” has the meaning given to that term in Section 3.01.
“Transaction Expenses” means, in each case unless otherwise paid by the ECP Members, (a) any and all investment banking fees, including the fees owed to Credit Suisse Securities (USA) LLC, payable by the Company or any Company Subsidiary in connection with the transactions contemplated hereby, (b) the ECP Members’ portion of Transfer Taxes pursuant to Section 10.01, (c) any and all legal, consulting and advisory expenses incurred by the Company or any Company Subsidiary, in each case, in connection with the transactions contemplated by this Agreement, (d) any termination fees, expenses or other amounts paid or payable by the Company pursuant to the letter agreements set forth on Schedule 1.01(d) and any additional termination fees, expenses or other amounts paid or payable by the Company or any Company Subsidiary in connection with any amendment, waiver or extension of either letter agreement in accordance with Section 7.02(a) and (e) any legal fees incurred by the Company or any Company Subsidiary during the Interim Period in connection with the negotiation or enforcement of the contracts contemplated by the letter agreements set forth on Schedule 1.01(d) or the transactions contemplated thereby.
“Transfer Taxes” has the meaning given to that term in Section 10.01.
“True-Up Payables Amount” means an amount equal to (x) the Estimated Payables Amount minus (y) the Payables Amount shown on the Statement plus (z) the Payables Offset; provided, however, that if the result of the foregoing formula results in an amount that is greater than the Estimated Payables Amount, then the True-Up Payables Amount shall be deemed to equal the Estimated Payables Amount.
“U.S. Dollars” means the lawful currency of the United States.
1.02 Rules of Construction.
(a) All article, section, subsection, schedule and annex references used in this Agreement are to articles, sections, subsections, schedules and annexes to this Agreement unless otherwise specified. The annexes and schedules attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.
(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” and the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced in this Agreement are in U.S. Dollars.
(c) Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
(e) All accounting terms used herein and not expressly defined herein shall have the respective meanings given such terms under GAAP.
ARTICLE II.
THE MERGER
2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, Merger Sub shall be merged with and into the Company at the Effective Time, and at the Effective Time the separate existence of Merger Sub shall cease and the Company shall continue as the surviving limited liability company. The entity that survives the Merger is sometimes referred to in this Agreement as the “Surviving Entity”.
2.02 Closing. The Closing will take place at the offices of Latham & Watkins LLP, at 885 Third Avenue, New York, New York 10022, or at such other place as Parent and the Member Representative shall mutually agree in writing, at 9:00 a.m. Eastern time, on the Closing Date. At the Closing, the Parties will cause the transactions described in Sections 2.01, 3.02 and 3.03 to occur and will, as applicable, deliver the other documents and instruments to be delivered under ARTICLE VIII and ARTICLE IX.
2.03 Effective Time. Prior to the Closing, Parent shall prepare, and on the Closing Date the Company and Merger Sub shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DLLCA, and shall make all other filings or recordings required under the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
2.04 Effects. The Merger shall have the effects set forth in Section 18-209 of the DLLCA.
2.05 Governing Documents. The Organizational Documents of the Surviving Entity shall be amended to be identical to those of Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Entity shall be “NextLight Renewable Power, LLC”.
2.06 Additional Action. The Surviving Entity may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or Merger Sub, in order to consummate the transactions contemplated by this Agreement.

ARTICLE III.
PURCHASE PRICE; EFFECTS ON INTERESTS
3.01 Total Purchase Price. The aggregate purchase price for the Interests is an amount in cash (the “Base Purchase Price”) equal to (i) $285,000,000 minus (ii) Estimated Closing Date Indebtedness plus (iii) Estimated Closing Date Cash minus (iv) Estimated Transaction Expenses plus (v) Estimated Development and Other Expenses plus (vi) Estimated Prorated 2010 Bonuses, as adjusted pursuant to Section 3.04(e), minus (vii) the Estimated Payables Amount (the Base Purchase Price, as so adjusted pursuant to Section 3.04(e), the “Total Purchase Price”). At the time of the delivery of the Preliminary Statement, the Member Representative shall deliver to Parent a schedule (the “Payout Schedule”) showing (i) the number of Interests to be outstanding (whether vested or unvested) immediately prior to the Effective Time and the owners thereof and (ii) the allocation of the Base Purchase Price (before adjustment pursuant to Section 3.04(e)) among such owners. Such Payout Schedule shall be final, binding and conclusive upon all Members.
3.02 Effects on Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any Member or the owners of the Equity Interests of Merger Sub:
(a) Merger Sub. Each issued and outstanding Equity Interest of Merger Sub shall be converted into and become an Equity Interest of the Surviving Entity.
(b) Conversion of Interests. Each Interest (whether vested or unvested) shall be converted into the right to receive (i) a portion of the Base Purchase Price determined in accordance with Section 6.06 of the LLC Agreement (but assuming that all of the Base Purchase Price is available for distribution to the Members), which amount shall be set forth in the Payout Schedule (the “Cash Consideration”), plus (ii) a pro rata share of the cash payment, if any, to be made to the Members pursuant to Section 3.04(e) less (iii) in the case of the ECP Members only, a pro rata share of the cash payment, if any, to be made by the ECP Members pursuant to Section 3.04(e). The cash payable upon the conversion of the Interests (whether vested or unvested) pursuant to this Section 3.02(b) is referred to collectively as “Merger Consideration”. As of the Effective Time, all Interests (whether vested or unvested) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of Interests (whether vested or unvested) shall cease to have any rights with respect thereto, except the right to receive such holder’s portion of the Merger Consideration.
3.03 Exchange Procedures.
(a) All Cash Consideration to be paid to the ECP Members shall be paid by Parent at the Closing by wire transfer of cash in immediately available funds in the amounts and to the accounts set forth in the Payout Schedule.
(b) At least ten (10) Business Days prior to the Effective Time, Parent shall mail to each Non-ECP Member, (i) a letter of transmittal (which shall be in such form and have such provisions as Parent and the Company may reasonably agree, including (A) representations and warranties of such Non-ECP Member substantially similar to those contained in ARTICLE V and (B) an agreement by the Non-ECP Members to be bound by the terms of ARTICLE XII),

(each, a “Letter of Transmittal”), (ii) an affidavit of such Non-ECP Member, in the form set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv), setting forth such Non-ECP Member’s name, address and taxpayer identification number and stating under the penalties of perjury that such Non-ECP Member is not a “foreign person” within the meaning of Section 1445 of the Code and (iii) instructions for use in effecting the surrender of the Interests in exchange for such Non-ECP Member’s portion of the Merger Consideration. Upon delivery of such Letter of Transmittal and affidavit to Parent, duly executed, the Non-ECP Member shall be entitled to receive, upon the later to occur of the Closing or the date such Non-ECP Member delivers such Letter of Transmittal and affidavit to Parent, in exchange for his or her Interests an amount of cash equal to the portion of the Cash Consideration that the holder of such Interests is entitled to receive pursuant to Section 3.02(b), and the Interests so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.03(b), each Interest of a Non-ECP Member shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender each holder’s portion of the Cash Consideration as contemplated by this ARTICLE III. No interest shall be paid or accrue on any cash payable upon surrender of any Interests.
(c) The Merger Consideration paid in accordance with the terms of this ARTICLE III upon conversion of any Interests (whether vested or unvested) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Interests (whether vested or unvested), and after the Effective Time there shall be no further registration of transfers on the transfer books of the Surviving Entity of Interests (whether vested or unvested) that were outstanding immediately prior to the Effective Time.
(d) Parent shall be entitled to withhold and pay to the pertinent Tax Authority any and all Taxes required to be withheld by Applicable Law from the payments of the Merger Consideration. Any withheld amounts shall, to the extent timely paid over to the pertinent Tax Authority, be treated for purposes of this Agreement as if they had been paid to the affected Member.
3.04 Adjustments to Cash Purchase Price.
(a) A representative designated by the ECP Members (the “Member Representative”) shall, at least two (2) Business Days prior to the Closing Date, cause to be prepared and delivered to Parent a statement (the “Preliminary Statement”) setting forth the Member Representative’s good faith estimates of (i) the Debt Obligations of the Company and the Company Subsidiaries outstanding on the Closing Date but immediately prior to the Closing (other than indebtedness owed to the Company or the Company Subsidiaries) (the “Closing Date Indebtedness”), (ii) the amount of Cash Equivalents of the Company and the Company Subsidiaries on the Closing Date but immediately prior to the Closing (the “Closing Date Cash”), (iii) the amount of all unpaid Transaction Expenses on the Closing Date but immediately prior to the Closing (the “Estimated Transaction Expenses”), (iv) the amount of Development and Other Expenses (the “Estimated Development and Other Expenses”), (v) the aggregate amount of Prorated Company 2010 Bonuses paid to Company Employees on the Closing Date (the “Estimated Prorated 2010 Bonuses”) and (vi) to the extent applicable, the Payables Amount (the “Estimated Payables Amount”). The estimates of Closing Date Indebtedness and Closing Date

Cash provided in the Preliminary Statement are referred to herein as the “Estimated Closing Date Indebtedness” and the “Estimated Closing Date Cash”, respectively.
(b) Within sixty (60) days after the Closing Date, Parent shall cause to be prepared and delivered to the Member Representative a statement (the “Statement”) setting forth Parent’s calculations of Closing Date Indebtedness, Closing Date Cash, Transaction Expenses, Development and Other Expenses, Prorated Company 2010 Bonuses, True-Up Payables Amount, Payables Amount and the Payables Offset. At the same time, Parent shall also cause to be prepared and delivered to the Member Representative a statement (the “Adjustment Statement”) setting forth the calculations (in each case whether a positive or negative number) of (i) the amount of the Estimated Closing Date Indebtedness minus the Closing Date Indebtedness as shown on the Statement, (ii) the amount of the Closing Date Cash as shown on the Statement minus the Estimated Closing Date Cash, (iii) the amount of Estimated Transaction Expenses minus the Transaction Expenses as shown on the Statement, (iv) the amount of Development and Other Expenses as shown on the Statement minus the Estimated Development and Other Expenses, (v) the amount of Prorated Company 2010 Bonuses as shown on the Statement minus the Estimated Prorated 2010 Bonuses and (vi) the True-Up Payables Amount. The sum of the amounts referred to in clauses (i), (ii), (iii), (iv), (v) and (vi) above, whether a positive or negative number, is referred to hereinafter as the “Adjustment Amount”. Parent shall provide the Member Representative and its accountants with reasonable access, upon reasonable prior notice and during normal business hours, to the relevant books and records and employees of the Company and the Company Subsidiaries to the extent required in connection with its review of and any dispute with respect to the Statement and the Adjustment Statement and shall furnish the Member Representative with any other information that might be relevant to the calculation of Closing Date Indebtedness, Closing Date Cash, Transaction Expenses, Development and Other Expenses, Prorated Company 2010 Bonuses, and True-Up Payables Amount, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and the Company Subsidiaries.
(c) After receipt of the Statement and the Adjustment Statement, the Member Representative will have thirty (30) days from receipt to review the Statement and the Adjustment Statement together with the workpapers used in their preparation. Unless the Member Representative delivers to Parent written notice setting forth in reasonable detail the specific items disputed by the Member Representative and a written statement setting forth the Member Representative’s calculation of each line item shown on the Statement so disputed and the amount in dispute (the “Member Representative Statement”) on or prior to the thirtieth (30th) day after its receipt of the Statement and the Adjustment Statement, the Member Representative will be deemed to have accepted and agreed to the Statement and the Adjustment Statement and such agreement will be final, binding and conclusive. Any items on the Statement or Adjustment Statement as to which the Member Representative has not given notice of its objection and provided an alternative calculation on the Member Representative Statement will be deemed to have been agreed upon by the Parties. If the Member Representative so notifies Parent of its objections to any of the Statement or the Adjustment Statement and provides Parent with the Member Representative Statement in a timely manner, Parent and the Member Representative will, within thirty (30) calendar days following such notice (the “Resolution Period”), attempt to resolve their differences. Any resolution by Parent and the Member Representative during the Resolution Period as to any disputed amounts will be final, binding and conclusive.

(d) If Parent and the Member Representative do not resolve all disputed items by the end of the Resolution Period, then all items remaining in dispute will be submitted within thirty (30) days after the expiration of the Resolution Period to Grant Thornton LLP or such other national independent accounting firm mutually acceptable to Parent and the Member Representative (the “Neutral Accounting Arbitrator”). The Neutral Accounting Arbitrator shall act as an arbitrator to determine only those items in dispute and, in the event that either Parent or the Member Representative fails to submit its statement regarding any items remaining in dispute within the time determined by the Neutral Accounting Arbitrator, then the Neutral Accounting Arbitrator shall render a decision based solely on the evidence timely submitted to the Neutral Accounting Arbitrator by Parent or the Member Representative, as applicable. All fees and expenses relating to the work, if any, to be performed by the Neutral Accounting Arbitrator will be allocated between Parent, on the one hand, and the ECP Members, on the other hand, in inverse proportion as they shall prevail on the amounts of such disputed items so submitted (as finally determined by the Neutral Accounting Arbitrator). The Neutral Accounting Arbitrator will deliver to Parent and the Member Representative a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Accounting Arbitrator by the Member Representative and Parent) of the disputed items within thirty (30) days of receipt of the disputed items (or as soon as practicable thereafter), which determination will be final, binding and conclusive. The final, binding and conclusive Statement and Adjustment Statement, which either are agreed upon by Parent and the Member Representative, not objected to by the Member Representative or are delivered by the Neutral Accounting Arbitrator in accordance with this Section 3.04(d), will be the “Conclusive Statement” and the “Conclusive Adjustment Statement,” respectively.
(e) If the Adjustment Amount as shown on the Conclusive Adjustment Statement (the “Conclusive Adjustment Amount”) is a negative number, then the Base Purchase Price will be reduced by the amount of the Conclusive Adjustment Amount and each ECP Member shall pay in cash to Parent its pro rata share (based on the payment received by it as a percentage of all payments received by all ECP Members as set forth on the Payment Schedule) of such amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent prior to the date when such payment is due. If the Conclusive Adjustment Amount is a positive number, then the Base Purchase Price will be increased by the amount of the Conclusive Adjustment Amount and Parent shall pay in cash to the Member Representative the Conclusive Adjustment Amount and the Member Representative shall distribute to each Member its pro rata share (based on the payment received by it as a percentage of all payments received by all Members as set forth on the Payment Schedule) of such amount by wire transfer of immediately available funds to an account or accounts designated in writing by the Members prior to the date when such payment is due. All payments to be made pursuant to this Section 3.04(e) will be made on or before the fifth (5th) Business Day following the date on which Parent and the Member Representative agree to, or the Neutral Accounting Arbitrator delivers, the Conclusive Statement and the Conclusive Adjustment Statement.
3.05 Allocation of Consideration for Tax Purposes.
(a) The Base Purchase Price, plus any assumed liabilities, to the extent properly taken into account under the Code, shall be allocated among the assets of the Company and the Company Subsidiaries in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state or local law, as appropriate) (the “Allocation”). The Allocation shall be delivered by Parent to the Member Representative within ninety (90) days after the Closing Date for the Member Representative’s review. Parent and the Member Representative shall work in good faith to resolve any disputes relating to the Allocation. If Parent and the Member Representative are unable to resolve any such dispute within thirty (30) days following the delivery of the Allocation by Parent to the Member Representative, such dispute shall be resolved by the Neutral Accounting Arbitrator in a manner consistent with the procedures set forth in Section 3.04(d).
(b) If the Base Purchase Price is adjusted pursuant to Section 3.04(e), the Allocation shall be adjusted as appropriate in a manner in accordance with the procedures set forth in Section 3.05(a). Parent and the Member Representative shall cooperate in good faith in making any such adjustments to the Allocation.
(c) The Parties shall file all Tax Returns consistent with the Allocation. None of the Parties shall take any Tax position inconsistent with such Allocation; provided, however, that nothing contained herein shall prevent any Party from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Allocation, and no Party shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such Allocation.
3.06 Tax Characterization. The Parties acknowledge that, for U.S. federal income tax purposes, pursuant to Revenue Ruling 99-6, 1999-1 CB 432, the Merger is, and shall be treated by the Parties as, a sale of the Interests by the Members and the purchase of the assets of the Company and the Company Subsidiaries by Parent.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub, except as disclosed in the Company’s Disclosure Schedules, as follows:
4.01 Organization; Qualification.
(a) The Company and each Company Subsidiary is a limited liability company duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, and has all requisite limited liability company power and authority to conduct the Business as it is now being conducted and to own, lease and operate its Properties. The Company and each Company Subsidiary is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its respective Properties make such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.
(b) None of the Company or any Company Subsidiary is in material violation of any of the provisions of its Organizational Documents.

(c) With respect to each Company Subsidiary, such Company Subsidiary has been directly or indirectly wholly owned by the Company since the formation date of such Company Subsidiary.
4.02 Capitalization. The only issued and outstanding Interests of the Company consist of the Category A Percentage Interests and the Category B Percentage Interests set forth on Annex A, representing 100% of the Interests of the Company. As of the date hereof, except as set forth in Schedule 4.02 and the first sentence of this Section 4.02, there are not (a) any Equity Interests in the Company issued or outstanding, (b) any securities convertible into or exchangeable or exercisable for Equity Interests in the Company, (c) any subscriptions, options, warrants, calls, rights, convertible securities or other Contracts of any character obligating the Company to issue, transfer or sell any of its Equity Interests (the items in clauses (a), (b), and (c), collectively, “Company Securities”) or (d) except for the LLC Agreement, any voting trusts or similar agreements to which the Company or any of the Company Subsidiaries is a party with respect to the voting of the Equity Interests of the Company or such Company Subsidiary. All issued and outstanding Equity Interests of the Company are duly authorized, fully paid and non-assessable (to the extent applicable) and were issued in compliance with all applicable securities laws. Other than tax distributions and return of capital, the Company has not declared or paid any dividend or distribution in respect of Company Securities. No bonds, debentures, notes or other indebtedness having the right to vote generally on any matters on which members of the Company may vote are outstanding.
4.03 Authority; Enforceability.
(a) The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary limited liability company action. This Agreement and each Ancillary Agreement to which the Company is a party has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Applicable Laws relating to or affecting the rights of creditors generally, or by general equitable principles.
(b) The Board of Managers of the Company and the Members holding a majority of the Category A Percentage Interests and a majority of the Category B Percentage Interests have approved the Merger in accordance with the DLLCA (the “Required Member Approval”). The Required Member Approval is the only approval of the Members required to approve the Merger under the DLLCA and no further approvals of the Members are required to be obtained by the Company to consummate the transactions contemplated hereby.
4.04 No Conflicts; Consents and Approvals. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party do not, and the performance by the Company of its obligations under this Agreement and the Ancillary Agreements to which the Company is a party will not:
(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of the Company or any of the Company Subsidiaries;
(b) assuming all consents set forth on Schedule 4.04(b) have been obtained, be in violation of or result in a material breach of or material default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any material Contract to which the Company or any of the Company Subsidiaries is a party, except for approvals required as a result of the business activities of Parent and its Affiliates; or
(c) assuming all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 4.04(c) (collectively, the “Company’s Approvals”) have been made, obtained or given (i) conflict with, violate or breach in any material respect any term or provision of any Applicable Law or Government Approval or, to the Knowledge of the Company, as of the date hereof, any application made to the BLM, in each case that is applicable to the Company or any of the Company Subsidiaries or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority under any Applicable Law, other than (A) the filing of the Certificate of Merger, (B) such approvals required as a result of the business activities of Parent and its Affiliates, or (C) where the failure to obtain such consent or approval, or to provide such notice, declaration, filing or registration, would not, individually or in the aggregate, reasonably be expected to (1) result in a materially adverse effect on the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby, or (2) have a material impact on the Company or the Company’s ability to develop the Projects.
4.05 Subsidiaries, Investments and Joint Ventures.
(a) Schedule 4.05(a) sets forth the name, jurisdiction of incorporation or organization and capitalization of, and, if applicable, Project owned by, each subsidiary of the Company (each, a “Company Subsidiary”). All outstanding Equity Interests in the Company Subsidiaries are validly issued, fully paid and nonassessable, and, except as set forth in Schedule 4.05(a), are owned by the Company or another Company Subsidiary free of preemptive (or similar) rights and free and clear of any Liens. Except as set forth in Schedule 4.05(a), there are not (i) any Equity Interests in any Company Subsidiary issued or outstanding, (ii) any securities convertible into or exchangeable or exercisable for Equity Interests of any Company Subsidiary, or (iii) any subscriptions, options, warrants, calls, rights, convertible securities or other Contracts of any character obligating any Company Subsidiary to issue, transfer or sell any of its Equity Interests (the items in clauses (i), (ii), and (iii), collectively, “Subsidiary Securities”).
(b) Except as provided herein or as set forth in Schedule 4.05(b), there are no (i) outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities or Subsidiary Securities or (ii) outstanding obligations of the Company or any Company Subsidiary to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any Company Subsidiary or any other Person.
(c) Other than the Subsidiary Securities owned directly or indirectly by the Company, neither the Company nor any Company Subsidiary directly or indirectly owns (or has owned) (i) any Equity Interest in, or any interest convertible or exchangeable or exercisable for, any Equity Interest in, any Person, or (ii) any Equity Interest that would cause the Company or any Company Subsidiary to own or consolidate under GAAP any interests in any other Person.
(d) Schedule 4.05(d) sets forth a list of all joint venture or joint development teaming arrangement to which the Company or any Company Subsidiary is a party.
(e) With respect to each Company Subsidiary set forth as a “Project Subsidiary” on Schedule 4.05(e) (each, a “Project Subsidiary”), except as set forth on Schedule 4.05(e), since the formation date of such Project Subsidiary, such Project Subsidiary has engaged solely in the business of developing, financing, constructing and/or operating the Project for which it was formed, and no Project Subsidiary has engaged in any other business, incurred any material capital expense or acquired any real or material personal property other than specifically related to such Project Subsidiary’s business.
(f) With respect to each Company Subsidiary identified as a “Holdco Subsidiary” on Schedule 4.05(f) (each, a “Holdco Subsidiary”), since the formation date of such Holdco Subsidiary, no Holdco Subsidiary has engaged in any business, incurred any material capital expense or acquired any real or material personal property other than owning all of the membership interests of the applicable Project Subsidiary as described on Schedule 4.05(f).
4.06 Financial Statements. The Company has delivered to Parent true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2009 and December 31, 2008 (the “Balance Sheet”) and the related audited consolidated statements of operations and cash flows for the period from January 14, 2008 to December 31, 2009 (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial condition, cash flows and results of operations of the Company and the Company Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.
4.07 Liabilities. Except for (a) Liabilities reflected in Closing Date Indebtedness or the Transaction Expenses, (b) Liabilities incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice, (c) Liabilities disclosed in Schedule 4.07, (d) Liabilities incurred pursuant to any Company Contract in the ordinary course of business, and (e) Liabilities incurred in accordance with Section 7.02 or that are not prohibited by Section 7.02, the Company and the Company Subsidiaries have no Liabilities that would be required to be reflected on the Balance Sheet prepared in accordance with GAAP which are not reflected, expressly disclosed or expressly reserved against in the Balance Sheet.
4.08 Absence of Certain Changes. Since the date of the Balance Sheet and until the date of this Agreement, except as disclosed in Schedule 4.08, (a) there has not occurred any circumstance, development, event or series of such occurrences that has had or would reasonably be expected to result in a Material Adverse Effect, (b) the Company and each Company Subsidiary has conducted its business only in the ordinary course of business, and (c) neither the Company nor any Company Subsidiary has taken any action or proposed to take any action that, if taken after the date hereof, would require the prior written consent of Parent pursuant to Section 7.02(a)(i), (iii), (vi), (vii), (viii), (ix), (xiii), (xv) or (xvii).
4.09 Legal Proceedings. Except as set forth in Schedule 4.09, as of the date hereof, there are no lawsuits, arbitration proceedings or other material Actions pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective Properties, nor are there any outstanding orders arising from litigation or arbitration proceedings or other material Orders (other than Orders and requirements of Governmental Authorities in the ordinary course of business in association with ordinary permitting, interconnection requests, and similar requirements for project development) that affect or bind the Company, any Company Subsidiary or any of their respective Properties.
4.10 Compliance with Applicable Laws. The Company and the Company Subsidiaries are in compliance in all material respects with all Applicable Laws. Neither the Company nor any Company Subsidiary is subject to regulation under the Public Utility Holding Company Act of 2005 (“PUHCA”), as a “public utility company” or a “holding company,” or a “subsidiary company” or “affiliate” or “associate company” of a “holding company” within the meaning of PUHCA. None of the directors, officers, agents, managers or employees of the Company or any Company Subsidiary has made for the benefit of the Company or any Company Subsidiary any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or made any bribes or kickback payments. Neither the Company nor any Company Subsidiary is a “public utility” under Section 201 of the Federal Power Act (the “FPA”). In addition, none of the Projects will be capable of producing power at or before the Effective Time, or will otherwise constitute an “existing generation facility” under Section 203(a) of the FPA.
4.11 Company Contracts.
(a) Other than Contracts that are reasonably expected to expire prior to the Closing without any Liability on the part of the Company or any Company Subsidiary, Schedule 4.11(a) sets forth as of the date hereof a true and complete list of (i) all Contracts to which the Company or any Company Subsidiary is a party or by which it or its assets may be bound pursuant to which the Company or any Company Subsidiary is obligated to pay or entitled to receive more than $100,000 over the life of the Contract, (ii) any interconnection or transmission-related agreements or applications for interconnection or transmission of or from any Project, (iii) any exclusive license or other Contract providing exclusive rights to, or based upon, any Company IP, (iv) any Contract not resulting from arm’s length negotiations; (v) all contracts related to the Projects that provide the Company or any Company Subsidiaries with any rights in real property, including rights in the nature of fee leases, easements, rights-of-way (including rights-of-way granted from the BLM, if any), restrictive covenants, options to purchase or lease any interests in real property or other material interests in real property (collectively, the “Real Property Agreements”); (vi) any teaming or similar agreement in connection with the development of any Project; and (vii) any exclusivity agreements with any EPC contractor, solar panel manufacturer or other supplier, utility, contractor, or other third party

(together with any Contract entered into after the date hereof that would be a Company Contract if in existence on the date hereof, the “Company Contracts”).
(b) The Company has provided Parent with, or access to, true and complete copies of all Company Contracts in existence on the date hereof. No material amendments (including any material change orders) have been made to, and no assignments made of, the Company Contracts except as have been disclosed to Parent.
(c) Each of the Company Contracts constitutes a legal, valid and binding obligation of the Company or Company Subsidiary party thereto and, to the Knowledge of the Company, of the other parties thereto, except in each case where the failure to constitute a legal, valid and binding obligation would not reasonably be expected to materially and adversely affect the applicable Project or Project Subsidiary.
(d) Schedule 4.11(d) contains a true, complete and correct list of (i) each power purchase agreement with respect to any Advanced Development Project that has been short-listed by a counterparty, (ii) each EPC contract for the construction or equipment procurement for any Advanced Development Project, and (iii) each interconnection agreement with respect to any Advanced Development Project for which a filing has been made to the applicable independent system operator, in the case of each of clause (i), (ii) and (iii) that is under negotiation as of the date hereof. As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from, nor does the Company otherwise have actual knowledge that, the potential counterparty under any power purchase agreement or interconnection agreement set forth on Schedule 4.11(d) has terminated or intends to terminate such negotiations or has materially delayed or intends to materially delay such negotiation.
4.12 Taxes.
(a) Except as set forth in Schedule 4.12:
(i) All Tax Returns required to be filed by or with respect to the Company or the Company Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate in all material respects. None of the Company or any of the Company Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.
(ii) All Taxes for which the Company or the Company Subsidiaries are liable, whether or not reflected on any Tax Return, have been timely paid (other than current Taxes not yet due and payable). The Company and the Company Subsidiaries have withheld and timely paid over to the appropriate Tax Authority all Taxes which they are required to withhold from amounts paid or owing or accruing to any Member (including with respect to the issuance or vesting of Interests), employee, independent contractor, creditor or other third party, and are not liable for any Taxes for failure to withhold or pay such amounts.
(iii) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the Company’s or any Company Subsidiary’s assets or properties.
(iv) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any Company Subsidiary that are still pending.
(v) There are no outstanding agreements, waivers, or arrangements or requests for such agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or period of collection or assessment of, Taxes of or with respect to the Company or any Company Subsidiary.
(vi) No written notice has been received by the Company or any Company Subsidiary (i) that any Tax Return of the Company or any Company Subsidiary is under current examination by the United States Internal Revenue Service or by any state, local or foreign Tax Authority or (ii) that any such examination is threatened or contemplated.
(vii) None of the Company or any Company Subsidiary has entered into any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2).
(viii) The Company is and has been since its inception properly treated as a partnership for U.S. federal income tax purposes. Each Company Subsidiary is and has been since its inception properly treated as a disregarded entity for U.S. federal income tax purposes.
(ix) The Balance Sheet reflects all unpaid Taxes of the Company and/or any Company Subsidiaries required to be included on a balance sheet under GAAP for periods (or portions of periods) through the date of the Balance Sheet. Neither the Company nor any Company Subsidiary has any Liability for unpaid Taxes accruing after the date of the Balance Sheet which would be required to be included on a balance sheet under GAAP, except for Taxes arising in the ordinary course of business subsequent to such date.
(x) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing or Tax allocation agreement with any party, nor does the Company or any of the Company Subsidiaries have any Liability or potential Liability to another party under any such agreement.
(xi) None of the real property as to which the Company or any Company Subsidiary is obligated, contractually or by Applicable Law, to pay ad valorem taxes, (i) is subject to rollback Taxes or Tax penalties, or (ii) has been or is entitled to a preferential or special real estate Tax assessment or Tax treatment.
(b) Except for Section 4.13, this Section 4.12 contains the sole and exclusive representations and warranties of the Company with respect to Tax matters.

4.13 Employee Matters.
(a) Except as described in Schedule 4.13(a): (i) the Company and the Company Subsidiaries have not experienced any labor strikes or work stoppages by their employees due to labor disagreements since the date of inception of the Company and, to the Knowledge of the Company, none is currently pending; (ii) the Company and the Company Subsidiaries are in compliance in all material respects with all Applicable Laws respecting labor, employment and employment practices, including relating to equal employment opportunity, occupational health and safety, immigration, workers’ compensation, terms and conditions of employment, classification of employees and independent contractors (without regard to the foregoing materiality qualifiers), and wages and hours; (iii) the Company and the Company Subsidiaries have not received written notice from any Governmental Authority of any unfair labor practice charge, complaint or proceeding against the Company or any Company Subsidiary pending or threatened before the National Labor Relations Board or any other Governmental Authority with respect to such employees; (iv) the Company and the Company Subsidiaries, and their respective employees with respect to their employment thereby, have never been parties to any collective bargaining agreements, neutrality agreements, card-check agreements or other labor union Contract, and no collective bargaining agreement, neutrality agreement, card-check agreement or other labor union Contract is being negotiated by the Company or any Company Subsidiary; (v) neither the Company nor any Company Subsidiary has any duty to bargain with any labor organization; (vi) neither the Company nor any Company Subsidiary is aware of any activities or proceedings of any labor union to organize their respective employees; and (vii) to the Knowledge of the Company, no labor union has requested or sought to represent any employee of the Company or the Company Subsidiaries.
(b) Schedule 4.13(b) contains a true and complete list of each Company Employee Benefit Plan. With respect to each such Company Employee Benefit Plan, the Company has made available to Parent a true and complete copy (or, to the extent no such copy exists, an accurate written description) thereof and, to the extent applicable, any related trust agreement or other funding instrument, any currently applicable summary plan description, the most recent IRS determination or opinion letter, and the most recently filed IRS Form 5500, with respect thereto.
(c) (i) Each Company Employee Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Laws; (ii) no event has occurred and no condition exists that would be reasonably likely to subject the Company or the Company Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) to any material tax, fine, lien, penalty or other liability imposed by Title IV of ERISA, Sections 412 or 430 of the Code or other Applicable Law or under the terms of the Company Employee Benefit Plans (other than routine benefit liabilities); and (iii) except as set forth on Schedule 4.13(c)(iii), no Company Employee Benefit Plan (or other arrangement maintained by any member of the Company’s Controlled Group or to which any such member contributes or has any obligation to contribute) is subject to Title IV of ERISA (including any Multiemployer Plan).

(d) No Action (other than proceedings relating to routine claims for benefits) is pending against any Company Employee Benefit Plan, except as would not reasonably be expected to result in material liability.
(e) Except as described in Schedule 4.13(e) or as required by the terms of any existing Company Employee Benefit Plan, neither the Company nor any Company Subsidiary has any announced plan or legally binding commitment to create any additional Company Employee Benefit Plan or materially amend or modify any existing Company Employee Benefit Plan.
(f) No disqualified individual (within the meaning of Section 280G of the Code) with respect to any corporation undergoing a change in the ownership or effective control of such corporation or a change in the ownership of a substantial portion of such corporation’s assets (each in connection with the transactions contemplated by this Agreement and within the meaning of Section 280G of the Code) is a Company Employee or otherwise receives, or is entitled to receive, any payments by the Company or the Company Subsidiaries (or any payments required to be made by Parent or any of its Affiliates under any agreement entered into between the Company or the Company Subsidiaries and any such disqualified individual on or prior to Closing).
(g) Except as would not reasonably be expected to result in any material liability to the Company or any Company Subsidiary, each Company Employee Benefit Plan that is subject to Section 409A of the Code has been operated in compliance, and complies by its terms, with Section 409A of the Code. No event has occurred with respect to any Company Employee Benefit Plan that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code.
(h) The Company has provided Parent a true, correct and complete list of each of the employees and individual service providers holding positions at the Company or the Company Subsidiaries showing each such person’s name, position, location of employment, status as exempt/non-exempt, salary and target bonuses for the current fiscal year. Except as contemplated by this Agreement, no employee or individual service provider of the Company or any of the Company Subsidiaries has given written notice (or, to the Knowledge of the Company, any oral notice) to the Company or any of the Company Subsidiaries that any such employee or individual service provider shall terminate his or her employment or service with the Company, any of the Company Subsidiaries or the Surviving Entity. Except as otherwise provided in any Company Employee Benefit Plan, the employment of each of the employees and individual service providers of the Company or any of the Company Subsidiaries is “at will” and neither the Company nor any of the Company Subsidiaries has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees or individual service providers.
4.14 Insurance. Schedule 4.14 contains a true and complete list of all material insurance policies, including environmental insurance policies, currently in effect as of the date hereof that insure the business, operations, employees or Properties of the Company or the Company Subsidiaries, including the Projects, or affect or relate to the ownership, use or operation of any of the Properties of the Company and the Company Subsidiaries, including the

Projects, and that have been issued to or for the benefit of the Company or the Company Subsidiaries. Each such policy is valid and binding, no premiums due under any such policies have not been paid and neither the Company nor any Company Subsidiary has received any notice of cancellation or termination in respect of any such policy or is in material default under any such policy. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.
4.15 Environmental Matters.
(a) Except as would not reasonably be expected to materially and adversely affect AV Solar Ranch 1, Agua Caliente or Boulder City (the “Owned or Leased Property Projects”), or as set forth in Schedule 4.15, (i) the Company, the Company Subsidiaries and the Owned or Leased Property Projects comply and always have complied with the Environmental Laws applicable to the Owned or Leased Property Projects; (ii) other than the Governmental Approvals described in Section 4.20, the Company, the Company Subsidiaries and the Owned or Leased Property Projects possess, and comply in all respects with, all Governmental Approvals that are required to be obtained under any Environmental Law for any current operations at the Owned or Leased Property Projects, and all such Governmental Approvals are in full force and effect; (iii) to the Knowledge of the Company, there have been no, and the Company and the Company Subsidiaries have not received any written notice from any regulatory agency or third party of any, violations of Environmental Law or Environmental Liability for the Owned or Leased Property Projects, or potential Environmental Liability under applicable Environmental Laws relating to the Company or the Company Subsidiaries for the Owned or Leased Property Projects; (iv) to the Knowledge of the Company, there are no events, conditions or circumstances, including the acts of third parties, related to the Owned or Leased Property Projects which have resulted or are reasonably likely to result in an Environmental Condition that will require any corrective action or remediation, or result in the imposition of any Environmental Liability on the Company or the Company Subsidiaries at the Owned or Leased Property Projects; (v) to the Knowledge of the Company, there is no threatened or pending action to list any of the Owned or Leased Property Projects under CERCLA or applicable State analogs; (vi) to the Knowledge of the Company, there have not been nor are there now any underground, above ground storage tanks, or oil wells (currently operating or not) at the Owned or Leased Property Projects; and (vii) the Company has made available to Parent copies of all reports, assessments, data, evaluations, and other correspondence and documents in the Company’s or any Company Subsidiary’s possession relating to Environmental Conditions and Environmental Liability for the Owned or Leased Property Projects, including documents regarding environmental, natural resource(s) and cultural resource(s) with respect to the Owned or Leased Property Projects.
(b) To the Knowledge (without reasonable inquiry) of the Company and except as would not reasonably be expected to materially and adversely affect Silver State or Fort Mojave (the “Optioned Projects”), or as set forth in Schedule 4.15, (i) the Company, the Company Subsidiaries and the Optioned Projects comply and always have complied with the Environmental Laws applicable to the Optioned Projects; (ii) there have been no, and the Company and the Company Subsidiaries have not received any written notice from any regulatory agency or third party of any, violations of Environmental Law or Environmental Liability for the Optioned Projects, or potential Environmental Liability under applicable

Environmental Laws relating to the Company or the Company Subsidiaries for the Optioned Projects; (iii) there are no events, conditions or circumstances, including the acts of third parties, related to the Optioned Projects which have resulted or are reasonably likely to result in an Environmental Condition that will require any corrective action or remediation, or result in the imposition of any Environmental Liability on the Company or the Company Subsidiaries at the Optioned Projects; (iv) there is no threatened or pending action to list any of the Optioned Projects under CERCLA or applicable State analogs; (v) there have not been nor are there now any underground, above ground storage tanks, or oil wells (currently operating or not) at the Optioned Projects; and (vi) the Company has made available to Parent copies of all reports, assessments, data, evaluations, and other correspondence and documents in the Company’s or any Company Subsidiary’s possession relating to Environmental Conditions and Environmental Liability for the Optioned Projects, including documents regarding environmental, natural resource(s) and cultural resource(s) with respect to the Optioned Projects.
(c) This Section 4.15 contains the sole and exclusive representations and warranties of the Company with respect to environmental, health and safety matters, including all matters arising under any Environmental Laws (including CERCLA).
4.16 Intellectual Property.
(a) Except as set forth in Schedule 4.16: (i) the Company or a Company Subsidiary owns or has the valid right to use all the material Intellectual Property necessary to conduct the Business as currently conducted free and clear of all Liens other than Permitted Liens; (ii) the use of the Company IP by the Company and the Company Subsidiaries does not infringe, impair, misappropriate, dilute, make unauthorized use of, or otherwise violate (“Infringe”) the Intellectual Property of any third party and, to the Knowledge of the Company, no third-party is Infringing the Company IP; (iii) no Action or Order is outstanding or pending or, to the Knowledge of the Company, threatened that seeks to cancel, limit or challenge the ownership, use, validity or enforceability of any Company IP, and to the Knowledge of the Company, there is no valid basis for same; and (iv) the Company and the Company Subsidiaries have taken all necessary steps (including executing non-disclosure and intellectual property assignment agreements and filing for statutory protections) to protect and maintain the Company IP.
(b) This Section 4.16 contains the sole and exclusive representations and warranties of the Company with respect to the Company IP.
4.17 Property.
(a) The Company and the Company Subsidiaries own in fee simple the real property described in Schedule 4.17, in each case subject only to Permitted Liens.
(b) Except for Permitted Liens, the Company and the Company Subsidiaries have good and valid title to their material personal property. All material amounts, if any, required to be paid by the Company and the Company Subsidiaries under the Real Property Agreements pertaining to real property owned in fee or leased have been paid. With respect to the Advanced Development Projects, any amounts required to be paid by the Company and the Company Subsidiaries under land options or applications made to the BLM have been paid.
(c) Except for Permitted Liens, neither the Company nor the Company Subsidiaries has received written notice that, with respect to any real property owned in fee by the Company or any Company Subsidiary, any of the following exist which would have a material adverse effect on the development or operation of the applicable Project (i) any pending or threatened proceedings for rezoning of such property; or (ii) any mining, mineral or water extraction or development projects in progress or planned on or under any applicable Project site, or any portion thereof.
4.18 Condemnation. Except as set forth in Schedule 4.18, neither the Company nor any Company Subsidiary has received written notice from any Governmental Authority of any pending or threatened proceeding to condemn or take by power of eminent domain or otherwise, by any Governmental Authority, all or any material part of the Properties.
4.19 Brokers. Except for the fees due to Credit Suisse Securities (USA) LLC, neither the Company nor any Company Subsidiary has any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
4.20 Project Governmental Approvals.
(a) The Governmental Approvals that have as of the date hereof been obtained by the Company and the Company Subsidiaries are identified in Schedule 4.20(a). Schedule 4.20(a) provides a list of all pending applications for material Government Approvals made or filed by the Company and the Company Subsidiaries in connection with the Projects (the “Permit Applications”).
(b) (i) To the Knowledge of the Company, the Company and/or the Company Subsidiaries validly hold all Governmental Approvals listed in Schedule 4.20(a), (ii) each such Governmental Approval set forth in Schedule 4.20(a) is valid, binding, and in full force and effect and the Company has not received any written notice or, to the Knowledge of the Company, oral notice that any such Governmental Approval has been terminated, revoked or modified, and (iii) no written notice (including through any Action) of material non-compliance or material default has been received by the Company or any Company Subsidiary with respect to such Governmental Approval. Since the inception of the Company, there has occurred no material breach of or material default under (with or without notice or lapse of time or both) any material Governmental Approval.
(c) To the Knowledge of the Company, the Company has delivered to Parent a true and correct copy of (i) each Governmental Approval, and (ii) each Permit Application in the Company or the Company Subsidiaries’ possession.
(d) To the Knowledge of the Company, except as set forth on Schedule 4.20(d), neither the Company nor any Company Subsidiary has received written notice from any Governmental Authority revoking any Governmental Approval, rejecting any Permit Application or materially modifying the requirements pertaining to any Governmental Approval or Permit Application; provided that the foregoing representation shall only be deemed made as of the date hereof as regards any application made pursuant to the U.S. Department of Energy’s Loan Guarantee Program.
(e) The Company has made available to Parent all SF-299 applications for rights-of-way on BLM property to support the development of the Projects. The Company and/or the Company Subsidiaries, as of the date hereof, have not received written notice (or, to the Knowledge of the Company, any oral notice) that the rights of the Company or the Company Subsidiaries with respect to any Advanced Development Project to seek Governmental Approvals on lands administered by the BLM are not prior in time to the rights of any other Person seeking Governmental Approvals on such lands for the development, construction and operation of solar energy generating facilities, and the Company has not received written notice (or, to the Knowledge of the Company, any oral notice) that, as of the date hereof, such land is subject to any existing Governmental Approvals providing rights to any other Person to develop, construct or operate solar facilities which are reasonably likely to materially and adversely affect the ability of the Company or the Company Subsidiaries to develop any of the Advanced Development Projects.
4.21 Restrictions on Business Activities. There is no Contract (including covenants not to compete) or Order binding upon the Company or any Company Subsidiary that has or would reasonably be expected to have the effect of prohibiting or expressly restricting in any material respects the development, ownership or operation of the Advanced Development Projects as currently proposed to be developed, owned or operated by the Company. Without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary has entered into, or has committed to enter into, any Contract that includes a “most favored pricing” or similar clause or other provision restricting the right of the Company or any Company Subsidiary to operate their respective business or that in any manner restricts the Company or any Company Subsidiary from selling, licensing or otherwise distributing any of their respective technology or products to, or from providing services to, customers or currently proposed customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.
4.22 Related Party Transactions. Except as set forth on Schedule 4.22, no officer, manager or director of the Company, any Company Subsidiary or, to the Knowledge of the Company, any ECP Member has, directly or indirectly, any financial interest in (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, any trust, partnership or company in which any of such Persons has or has had an interest, or any Affiliated investment fund of any director, directly or indirectly, have any financial interest in which the amount involved exceeds $60,000 in) (a) any Person that furnished or sold, or furnishes or sells, services, products, land or technology to the Company or any Company Subsidiary for use in the Projects, (b) any Person that purchases from or sells or furnishes to the Company or any Company Subsidiary any goods or services used in the Projects, or (c) any Contract with the Company or any Company Subsidiary (other than the LLC Agreement and employment Contracts with Company Employees), provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded company shall not be deemed to be a “financial interest in any Person” for purposes of this Section 4.22. To the Knowledge of the Company, no member, manager, officer or director of the Company or any Company Subsidiary is an officer or employee of any Governmental Authority.

4.23 Project Development. The interconnection queue positions held by the Company and any Company Subsidiary in respect of a Project, and all written agreements, studies and reports entered into or issued by the Cal-ISO or any applicable interconnection or transmission provider in connection with such queue positions or the Projects, are as listed on Schedule 4.23. Other than as disclosed in the documents listed on Schedule 4.23, neither the Company nor any Company Subsidiary has received written notice (or, to the Knowledge of the Company, any oral notice) from the Cal-ISO or any applicable interconnection or transmission provider, specific to a Project, that the Cal-ISO or such interconnection or transmission provider has taken or has determined to take any action with respect to termination of such queue positions or the rights under any agreements set forth on Schedule 4.23. The Company or a Company Subsidiary, as applicable, has timely made all deposits and other payments, and filed all reports and other information, required in order to maintain such interconnection queue positions and interconnection and transmission rights in the documents listed on Schedule 4.23.
4.24 Books and Records. The books and records of the Company and the Company Subsidiaries are complete and correct in all material respects.
4.25 Waiver of Other Representations. EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV AND ARTICLE V, THE COMPANY IS SOLD “AS IS, WHERE IS,” AND THE COMPANY AND EACH ECP MEMBER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE LIABILITIES, OPERATIONS, TITLE, CONDITION, VALUE OR QUALITY OF THE PROPERTIES OF THE COMPANY OR ANY COMPANY SUBSIDIARY OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF OWNERSHIP OF THE COMPANY, THE COMPANY SUBSIDIARIES, THE PROJECTS, THE PROPERTIES OF THE COMPANY OR ANY COMPANY SUBSIDIARY AND THE BUSINESS INCLUDING WITH RESPECT TO THE ACTUAL OR RATED GENERATING CAPABILITY OF THE PROJECTS OR THE ABILITY OF PARENT, MERGER SUB OR THE SURVIVING ENTITY TO SELL FROM THE PROJECTS ELECTRIC ENERGY, CAPACITY, RENEWABLE ATTRIBUTES OR OTHER PRODUCTS RECOGNIZED BY ANY INDEPENDENT MARKET ADMINISTRATOR FROM TIME TO TIME, AND THE COMPANY AND EACH ECP MEMBER SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PROJECTS AND THE PROPERTIES OF THE COMPANY OR ANY COMPANY SUBSIDIARY, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE PROJECTS AND THE PROPERTIES OF THE COMPANY OR ANY COMPANY SUBSIDIARY, OR ANY PART THEREOF, IN EACH CASE EXCEPT AS SET FORTH HEREIN. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE COMPANY AND EACH ECP MEMBER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR ENVIRONMENTAL LIABILITY OR POTENTIAL ENVIRONMENTAL LIABILITY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE COMPANY AND EACH ECP MEMBER

EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND REGARDING THE CONDITION OF THE PROJECTS AND THE PROPERTIES OF THE COMPANY OR ANY COMPANY SUBSIDIARY OR THE SUITABILITY OF THE PROJECTS FOR OPERATION AS POWER PLANTS OR AS SITES FOR THE DEVELOPMENT OF GENERATION CAPACITY AND NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY THE COMPANY, ANY ECP MEMBER, ANY COMPANY SUBSIDIARY OR ANY BROKER OR INVESTMENT BANKER, INCLUDING INFORMATION PROVIDED DURING DUE DILIGENCE, INCLUDING BUT NOT LIMITED TO INFORMATION IN THE DATA ROOM, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO PARENT OR MERGER SUB, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE LIABILITIES, OPERATIONS, TITLE, CONDITION, VALUE OR QUALITY OF THE PROPERTIES OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF OWNERSHIP OF THE COMPANY, THE COMPANY SUBSIDIARIES, THE PROJECTS, THE PROPERTIES OF THE COMPANY OR ANY COMPANY SUBSIDIARY AND THE BUSINESS THAT IS NOT EXPRESSLY SET FORTH HEREIN.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE ECP MEMBERS
Each ECP Member hereby severally and not jointly represents and warrants to Parent, except as disclosed in the ECP Members’ Disclosure Schedules, as follows:
5.01 Organization; Qualification. Such ECP Member is a limited partnership duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of formation. Such ECP Member is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on such ECP Member’s ability to perform its obligations hereunder.
5.02 Authority; Enforceability. Such ECP Member has all requisite limited partnership power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such ECP Member is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such ECP Member of this Agreement and the Ancillary Agreements to which such ECP Member is a party, and the performance by such ECP Member of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary limited partnership action. This Agreement and each Ancillary Agreement to which such ECP Member is a party has been duly and validly executed and delivered by such ECP Member and constitutes the legal, valid and binding obligation of such ECP Member enforceable against such ECP Member in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Applicable Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

5.03 No Conflicts; Consents and Approvals. The execution and delivery by such ECP Member of this Agreement and the Ancillary Agreements to which such ECP Member is a party do not, and the performance by such ECP Member of its obligations under this Agreement and the Ancillary Agreements to which such ECP Member is a party will not:
(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of such ECP Member;
(b) assuming all consents set forth on Schedule 5.03(b) have been obtained, be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any material Contract to which such ECP Member is a party, except for (i) any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on such ECP Member’s ability to perform its obligations hereunder and (ii) approvals required as a result of the business activities of Parent and its Affiliates; or
(c) assuming all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 5.03(c) (collectively, the “ECP Members’ Approvals”) have been made, obtained or given (i) conflict with, violate or breach any term or provision of any Applicable Law applicable to such ECP Member, except as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on such ECP Member’s ability to perform its obligations hereunder or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any Applicable Law, other than (x) the filing of the Certificate of Merger, (y) such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on such ECP Member’s ability to perform its obligations hereunder and (z) such approvals required as a result of the business activities of Parent and its Affiliates.
5.04 Ownership of Interests. Such ECP Member is the sole record and beneficial owner of the Interests set forth next to its name on Annex A and such Interests are not subject to any Liens.
5.05 Brokers. Such ECP Member does not have any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the ECP Members and the Company as follows:
6.01 Organization; Qualification. Parent is a corporation duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its Properties. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, and has all requisite limited liability company power and authority to conduct its business as it is now being conducted and to own, lease and operate its Properties. Parent and Merger Sub are duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of their Properties make such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to perform its obligations hereunder.
6.02 Authority; Enforceability. Parent and Merger Sub have all requisite corporate or limited liability company (as applicable) power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which they are a party, and the performance by Parent and Merger Sub of their obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate or limited liability company (as applicable) action. This Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Applicable Laws relating to or affecting the rights of creditors generally, or by general equitable principles.
6.03 No Conflicts; Consents and Approvals. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which Parent and Merger Sub are a party do not, and the performance by Parent and Merger Sub of their obligations under this Agreement and the Ancillary Agreements to which Parent and Merger Sub are a party will not:
(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Parent and Merger Sub, except for any such violations or breaches which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent’s and Merger Sub’s ability to perform their obligations hereunder;
(b) be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any material Contract to which Parent or Merger Sub is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent’s and Merger Sub’s ability to perform their obligations hereunder; or
(c) assuming any filings, approvals or consents which may be required pursuant to the HSR Act (collectively, the “Parent’s Approvals”) and other notifications provided in the ordinary course of business have been made, obtained or given (i) conflict with, violate or breach any term or provision of any Applicable Law applicable to Parent or Merger Sub, except as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent’s and Merger Sub’s ability to perform their obligations hereunder or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any Applicable Law, other than (x) the filing of the Certificate of Merger and (y) such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent’s and Merger Sub’s ability to perform their obligations hereunder.
6.04 Legal Proceedings. There are no Actions pending or, to the Knowledge of Parent or Merger Sub, threatened in writing against Parent or Merger Sub, nor are there any outstanding Orders that affect or bind Parent, Merger Sub or any of their Properties, that would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the Merger or the performance by Parent or Merger Sub of their obligations under this Agreement or the Ancillary Agreements to which Parent or Merger Sub is a party.
6.05 Investment Representations. Parent is an investor experienced (or owned or managed by Persons experienced) in evaluating investments and, in particular (either on its own or with advisors), power generation facilities and has the knowledge, experience and resources to enable it to evaluate and to bear the risks of the investment represented by the Interests.
6.06 Brokers. Neither Parent nor Merger Sub has any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
6.07 Availability of Funds. Assuming that all conditions set forth in ARTICLE VIII have been satisfied or waived by Parent, Parent has sufficient funds available to it to pay the Total Purchase Price and the fees and expenses of Parent related to the transactions contemplated by this Agreement and to enable Parent to perform all of its obligations under this Agreement. Parent knows of no circumstance or condition that could be reasonably expected to prevent the availability at the Closing of such cash. Parent acknowledges and agrees that notwithstanding anything to the contrary contained herein, its obligation to consummate the transactions contemplated hereby is not subject to any financing contingency or condition.
6.08 “As Is” Sale. The representations and warranties set forth in ARTICLE IV constitute the sole and exclusive representations and warranties of the Company and the representations and warranties set forth in ARTICLE V constitute the sole and exclusive representations and warranties of the ECP Members in connection with the transactions contemplated hereby. There are no representations, warranties, covenants, understandings or agreements of the ECP Members or the Company regarding the ECP Members, the Company, the Company Subsidiaries, the Projects, the Properties of the Company or any Company Subsidiary and the Business other than those set forth in this Agreement. Except for the representations and warranties expressly set forth in ARTICLE IV and in ARTICLE V, Parent and Merger Sub disclaim reliance on any representations or warranties, either express or implied, by the ECP Members or the Company including any representation or warranty expressed or implied in any oral, written or electronic response to any information request provided to Parent. Parent and Merger Sub have conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Business and, in reliance on the representations and warranties contained herein, acknowledge that Parent and Merger Sub have been provided adequate access to personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement, Parent and Merger Sub have relied upon, among other things, their due diligence investigation and analysis of the Company, the Company Subsidiaries and the Business and the representations and warranties contained in this Agreement. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, INCLUDING THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE ECP MEMBERS HEREIN, PARENT AND MERGER SUB ACKNOWLEDGE AND AGREE THAT THE COMPANY IS BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN ITS CONDITION ON THE CLOSING DATE. PARENT AND MERGER SUB FURTHER ACKNOWLEDGE AND AGREE THAT THE REPRESENTATIONS AND WARRANTIES OF THE ECP MEMBERS AND THE COMPANY SET FORTH IN THIS AGREEMENT TERMINATE AS SET FORTH IN SECTION 12.01 OR UPON THE TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 11.01, AND SUBJECT TO ANY PENDING CLAIMS, AS PROVIDED IN SECTION 12.01, THAT FOLLOWING SUCH TERMINATION OF THE REPRESENTATIONS AND WARRANTIES, PARENT AND MERGER SUB SHALL HAVE NO RECOURSE WITH RESPECT TO ANY BREACH OF SUCH REPRESENTATIONS AND WARRANTIES, EXCEPT WITH RESPECT TO FRAUD.
6.09 Qualified Buyer. Parent is qualified to obtain the Parent’s Approvals and any other Governmental Approvals necessary for Parent to own, develop and operate the Projects as of the Closing.
ARTICLE VII.
COVENANTS OF THE PARTIES
7.01 Investigation by Parent.
(a) From and after the date hereof until the Closing Date or earlier termination of this Agreement (the “Interim Period”), the Company will provide Parent and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and the Company Subsidiaries and their respective Properties, Projects and Sites (provided, however, that Parent shall not be entitled to collect any air, soil, surface water or ground water samples nor to perform any invasive or destructive sampling on the Sites) and the books and records relating to the Company and the Company Subsidiaries, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and the Company Subsidiaries; provided, however, that (i) the Member Representative shall have the right to (A) have a Representative present for any communication with employees or officers of the Company or any Company Subsidiary and (B) impose reasonable restrictions and requirements for safety purposes and (ii) the Company shall not be required to provide access to any information (A) that is subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived, or (B) that is prohibited by Applicable Law. In addition, upon reasonable advance request from Parent for purposes of a smooth and efficient transfer and integration of the Business and other reasonable purposes, the Company shall use its commercially reasonable efforts to arrange meetings (whether telephonic or in person) with customers and suppliers of the Business, provided that (i) Parent shall consult with the Company regarding the topics for discussion at such meetings and the Company shall have the right to have Representatives present at any such meetings, (ii) the Company may reasonably limit the number of individuals and the number of meetings and (iii) Parent shall coordinate all such meetings with one or more Company employees designated by the Company. All such access and information obtained as a result of such access shall be subject to the terms and conditions of the Confidentiality Agreement. Parent agrees to indemnify and hold harmless the ECP Members, the Company, the Company Subsidiaries, their Affiliates and their Representatives for any and all Claims or Liabilities to the extent arising out of the access rights with respect to the Sites under this Section 7.01, including any Claims by the Company and any of Parent’s Representatives for any injuries or property damage while present at the Projects.
(b) The Company shall, upon becoming aware of any Action filed against the Company or any Company Subsidiary, promptly provide Parent with notice of such Action.
(c) Notwithstanding anything to the contrary contained in this Agreement, between the date hereof and the Closing, the Company and the Company Subsidiaries will not provide any confidential information related to any EPC contractor or solar panel manufacturer to Parent or Merger Sub, and the Company and the Company Subsidiaries will return or destroy any such confidential information prior to the Closing.
(d) The Company shall as promptly as reasonably practicable after the date hereof (but in no event later than thirty (30) days after the date hereof) deliver to Parent a consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 2010 prepared in the ordinary course of business consistent with past practice (the “March 31 Balance Sheet”). The Parties agree that the March 31 Balance Sheet as delivered by the Company does not need to be prepared in accordance with GAAP. At the request and direction of Parent, the Company shall make GAAP-based adjustments to the March 31 Balance Sheet. The Parties acknowledge and agree that the March 31 Balance Sheet is for informational purposes only, and shall not affect the determination of Closing Date Indebtedness, Closing Date Cash, Transaction Expenses, Development and Other Expenses, Prorated Company 2010 Bonuses or the Payables Amount, each of which shall be determined in accordance with Section 3.04. For the period between April 1, 2010 through the Closing Date, the Company shall maintain its books and records in the ordinary course of business consistent with past practice.
7.02 Certain Restrictions.
(a) During the Interim Period, except as set forth in Schedule 7.02(a) or unless otherwise expressly contemplated by this Agreement, the Company and each Company Subsidiary will operate and maintain their Properties in the ordinary course consistent with past practice and the Pre-Approved Development Expenditures and will refrain from taking any of the following actions without Parent’s consent (which consent shall not be unreasonably withheld, delayed or conditioned, except, with respect to (x) any election of the Company or any Company Subsidiary to be taxable as a corporation or (y) the entering into of (1) any teaming or joint bidding arrangement with an EPC contractor or solar panel supplier, (2) any solar EPC contract or module supply agreement, (3) any amendment to the power purchase agreement between AV Solar Ranch 1 and Pacific Gas and Electric Company, or (4) any matter requiring

Parent’s consent pursuant to clause (xix) below, in each case, which consent may be withheld in Parent’s absolute discretion):
(i) amending its or any Company Subsidiary’s Organizational Documents in any material respect or undertaking any recapitalization, reorganization, liquidation, dissolution or winding up;
(ii) making any expenditures, loans or advances that are not Pre-Approved Development Expenditures except for those expenditures, loans or advances that do not exceed $25,000 individually and $100,000 in the aggregate;
(iii) disposing of any Properties of the Company or any Company Subsidiary (other than dispositions in amounts not to exceed $25,000 individually or $100,000 in the aggregate), or incurring any Liens or permitting any Liens to be imposed on any Property of the Company or any Company Subsidiary other than Permitted Liens and Liens to support letters of credit or Debt Obligations permitted under Section 7.02(a)(v);
(iv) (A) entering into any Contract that would be a Company Contract if in existence on the date hereof or amending, modifying or terminating (partially or completely) any Company Contract; provided, however, that nothing in this clause shall inhibit the ability of the Company or any Company Subsidiary to enter into, amend, modify or terminate Contracts (x) in connection with the development of any Project (other than those Contracts covered in clause (xviii) below) in an amount not to exceed $125,000 individually, (y) as required by a Governmental Authority or (z) as may be required by Applicable Law or (B) amending, modifying or terminating the Agua Caliente PPA;
(v) other than any Support Obligations or cash collateral required by the terms of any power purchase agreement, interconnection agreement or agreement in connection with or for the construction of network upgrades, in each case, included in the Pre-Approved Development Expenditures, issuing by or on behalf of the Company or any Company Subsidiary any Support Obligations, posting cash collateral or incurring Debt Obligations;
(vi) failing to maintain its legal existence or consolidating with any other Person;
(vii) canceling any debts owed to the Company or any Company Subsidiary, or waiving any claims or rights, having a value in the aggregate in excess of $25,000 individually or $100,000 in the aggregate;
(viii) settling or compromising any Tax liability or making any new, or changing any existing, Tax election, including any election by the Company or any Company Subsidiary to be taxable as a corporation;
(ix) increasing the level of wages, overall compensation or other benefits of any Company Employees or, other than as included in Schedule 7.02(a)(ix), hiring any new officer or employee;

(x) except as otherwise required by the terms of any existing Company Employee Benefit Plan, (i) entering into or modifying any employment Contract, (ii) changing the status, title or responsibilities, including promotion or termination, of any officer of the Company or any Company Subsidiary, or promoting any Company Employee (who is not an officer as of the date of this Agreement) to an officer position, (iii) paying any compensation to or for any Company Employee or officer or director of the Company or any Company Subsidiary other than in the ordinary course of business and pursuant to existing Company Employee Benefit Plans, (iv) paying or agreeing to pay any bonus, incentive compensation, service award, severance, “stay bonus” or other like benefit, other than the Retention Bonuses and the Prorated Company 2010 Bonuses in accordance with Section 7.04(e) and Section 7.04(f) of this Agreement, respectively, or (v) entering into, modifying or terminating any Company Employee Benefit Plan other than as required by Applicable Law;
(xi) granting any exclusive rights of any type or scope, including any exclusive rights with respect to the purchase of solar panels that is not terminable by the Company upon no more than thirty (30) days notice without payment;
(xii) failing to maintain insurance coverage substantially equivalent to its existing insurance coverage as in effect on the date hereof unless such insurance coverage is not available on commercially reasonable terms, in which case the Company will obtain such insurance that it can at a cost not materially in excess of what it is currently paying;
(xiii) changing in any material respect the Company or any Company Subsidiary’s accounting methods or practices other than as required by GAAP;
(xiv) amending in any material respect any material Governmental Approvals or interconnection or transmission rights or positions;
(xv) amending or modifying the material terms of any existing lending or borrowing agreements or arrangements of the Company and the Company Subsidiaries;
(xvi) declaring or paying any dividends or distributions in respect of the Company Securities (other than tax distributions paid prior to the Closing);
(xvii) subjecting the Company or any Company Subsidiary to any non-competition or non-solicitation restrictions;
(xviii) entering into any arrangement related to teaming or joint bidding, EPC agreements, operating and maintenance service agreements, interconnection agreements or module supply agreements;
(xix) amending, extending or waiving either letter agreement listed on Schedule 1.01(d) except for the sole purpose of extending the exclusivity period set forth therein or increasing any payment therein and that does not modify the Company’s right to terminate such letter agreement; or

(xx) agreeing or committing to do or engage in any of the foregoing.
(b) During the Interim Period, (i) the Company and the Company Subsidiaries shall use their commercially reasonable efforts to take the pre-construction activities reasonably necessary to further the development of the Advanced Development Projects, including the pre-construction activities contemplated by the Pre-Approved Development Expenditures, (ii) the Company and the Company Subsidiaries shall use their commercially reasonable efforts to take the pre-construction activities reasonably necessary to further the development of the other Projects consistent with past practice, (iii) the Company and the Company Subsidiaries shall use commercially reasonable efforts to maintain all existing relationships with the material agents, customers and vendors of the Company and the Company Subsidiaries and any material Governmental Approvals or interconnection or transmission rights or positions and (iv) the Company and the Company Subsidiaries shall pay all accounts payables and other obligations as they become due in the ordinary course and consistent with past practice. Notwithstanding anything in Section 7.02(a) to the contrary, the Company and the Company Subsidiaries may (i) in their sole discretion, subject to the restrictions set forth in clauses (iv), (xi) and (xviii) of Section 7.02(a), make Pre-Approved Development Expenditures or incur binding contractual commitments with respect thereto, but in no event shall such expenditures exceed by more than 10% the aggregate amounts set forth in the schedule of Pre-Approved Development Expenditures during the Interim Period, without Parent’s consent, which consent may be withheld in Parent’s absolute discretion and (ii) take commercially reasonable actions (A) with respect to emergency situations or (B) as required to comply with Applicable Law or by a Governmental Authority, in the case of clause (ii) as reasonably determined by the Company so long as the Company shall, upon becoming aware of the need to take any such actions, promptly inform Parent of any such actions that are taken outside the ordinary course of business.
(c) Except as expressly contemplated by this Agreement, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Closing. Prior to the Closing, the management of the Company shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company and the Company Subsidiaries.
7.03 Reasonable Best Efforts; Regulatory and Other Approvals. During the Interim Period:
(a) Each Party will, in order to consummate the transactions contemplated hereby, (i) take all steps necessary, and proceed diligently and in good faith and use its reasonable best efforts, as promptly as practicable to obtain the ECP Members’ Approvals, the Company’s Approvals and the Parent’s Approvals and to make all required filings required to be made by it with, and to give all required notices to, all applicable Governmental Authorities, and (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith.
(b) The Parties will provide prompt notification to each other when any such approval referred to in Section 7.03(a) is obtained, taken, made, given or denied, as applicable,

and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.
(c) In furtherance of the foregoing covenants:
(i) Each Party shall prepare, as soon as is practical following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by such Party under the HSR Act or any other Applicable Laws. Each Party shall submit such filings as soon as practicable, but in no event later than seven (7) Business Days (subject to extension by mutual agreement) after the execution hereof. The Parties shall request expedited treatment of any such filings, shall promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. Each Party shall have the right to review in advance all information related to the ECP Members, the Company, any Company Subsidiary or Parent, as applicable, and the transactions contemplated by this Agreement with respect to any filing made by the other Party in connection with the transactions contemplated by this Agreement.
(ii) Parent shall use its reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act. Parent shall use reasonable best efforts to take such action as may be required to cause the expiration of the waiting periods under the HSR Act with respect to such transactions as promptly as possible after the execution of this Agreement, including substantially complying with any “second request” for information pursuant to the HSR Act. If and to the extent necessary to obtain clearance of the Merger under the HSR Act, Parent (and its respective Affiliates, if applicable), on the one hand, and the Company and any Company Subsidiaries (and their Affiliates, if applicable), on the other hand, shall contest, defend and appeal any Actions brought by a Governmental Authority, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, Parent shall be under no obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its Affiliates or the Company or any of the Company Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Parent or any of its Affiliates to freely conduct their business or own such assets, or (C) the holding separate of the Interests or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the Interests.

7.04 Employees; Employee Benefits.
(a) From and after the Closing Date, Parent shall honor, pay, perform and satisfy any and all Liabilities, obligations and responsibilities to or in respect of all current and former employees and Non-ECP Members (including those individuals who are full-time, part-time, temporary, on vacation or on a paid or unpaid leave of absence) (or any dependent or beneficiary thereof) of the Company and any Company Subsidiary (collectively, the “Company Employees”) arising under the terms of each Company Employee Benefit Plan (other than any Company Employee Benefit Plan providing equity compensation or any plan required to be terminated under the first sentence of Section 7.04(e)), as in effect immediately prior to the Closing Date, for as long as such Company Employee Benefit Plan is in effect, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). For purposes of this Agreement, the term “employ”, “employment” and similar variations thereof (including references to the termination thereof) shall be deemed to refer to the service relationship between the Non-ECP Members and the Company or any Company Subsidiary, regardless of whether any such Non-ECP Member is considered an employee for tax purposes.
(b) During the period commencing on the Closing Date and ending on a date not less than twelve (12) months following the Closing Date (the “Benefits Continuation Period”), subject to Section 7.04(e), Parent shall provide each Company Employee with cash compensation (base salary or hourly rate and annual target bonus) that is at least equal to such cash compensation of such Company Employee immediately prior to the Closing Date and benefits that are not less favorable in the aggregate than the aggregate benefits provided to similarly situated employees at the Parent as of the Closing Date. Notwithstanding anything herein to the contrary, Parent shall continue to maintain for the benefit of the Company Employees (and any dependents or beneficiaries thereof), and shall cause the Company Employees (and any dependents or beneficiaries thereof) to remain eligible to participate in, each Company Employee Benefit Plan that is a welfare benefit plan from the Closing Date through the end of the plan year of the corresponding welfare benefit plan maintained by Parent or its subsidiaries to the extent the Company Employees continue to satisfy the eligibility provisions of the applicable Company Employee Benefit Plan as in effect on the date of this Agreement.
(c) Except with respect to any Company Employee who is subject to an Executive Agreement that provides a severance benefit equal to at least six (6) months of base salary in the event of a termination of employment without Cause, during the period commencing on the Closing Date and ending on a date not less than twelve (12) months following the Closing Date, if Parent or its Affiliates terminates the employment of a Company Employee (other than for Cause), Parent shall maintain a severance program providing an aggregate benefit (taking into consideration all other severance arrangements, including under the Executive Agreements) at least equal to six (6) months of base salary (payable in a form to be determined by the Company) to any Company Employee whose employment is involuntarily terminated by Parent or its Affiliates without Cause, subject to such Company Employee’s execution of a valid release of claims in favor of the Company, Parent and their Affiliates.
(d) From and after the Closing Date, Parent shall cause each Company Employee’s service prior to the Closing Date with the Company, any Company Subsidiary, or any predecessor thereof, to be treated as service with Parent and its Subsidiaries for all purposes (including to determine eligibility to participate, level of benefits, and vesting) under any employee benefit plans, programs or arrangements of Parent and its subsidiaries in which Company Employees may be eligible to participate from and after the Closing Date (including with respect to any vacation, paid time-off and severance benefits), to the same extent such service was recognized under the Company Employee Benefit Plans immediately prior to the Closing Date; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits (e.g., under an incentive compensation plan). With respect to any welfare benefit plans maintained by Parent or its subsidiaries for the benefit of Company Employees (and any dependents or beneficiaries thereof) from and after the Closing Date, Parent shall cause such plans to (i) waive any preexisting condition limitations and exclusions to the extent such restrictions were waived immediately prior to the Closing Date, (ii) recognize service with the Company or the Company Subsidiaries for purposes of any actively-at-work requirements, waiting periods and other similar restrictions with respect to the Company Employees (or any dependents or beneficiaries thereof) and (iii) recognize all co-payments, deductibles and other similar expenses incurred by the Company Employees (or any dependents or beneficiaries thereof) during the calendar year in which the Closing Date occurs, to the extent such expenses were recognized immediately prior to the Closing Date.
(e) Effective as of the Closing, the Company shall terminate and satisfy all liabilities under all Company Employee Benefit Plans that are annual or other cash incentive compensation plans; provided, however, that the Parties acknowledge and agree that nothing in this Section 7.04(e) shall affect the obligations of the Company, any Company Subsidiary or Parent pursuant to Section 7.04(f) or under any Executive Agreement (including, for the avoidance of doubt, any obligation to provide an annual cash bonus target) or the obligations of the Company, any Company Subsidiary or Parent to pay the Prorated Company 2010 Bonuses and Prorated Parent 2010 Bonuses in accordance with the remainder of this Section 7.04(e), in each case other than any obligation to continue any plan required to be terminated pursuant to this sentence. The Company shall pay or cause to be paid to each Company Employee set forth on Annex B, subject to such Company Employee’s continued employment with the Company or a Company Subsidiary through the Closing, a bonus in the amount set forth on Annex B opposite such Company Employee’s name, multiplied by a fraction (x) the numerator of which is equal to the number of days elapsed from January 1, 2010 through the Closing Date during which the Company Employee is employed by the Company or a Company Subsidiary, and (y) the denominator of which is 365 (a “Prorated Company 2010 Bonus”). Each such Prorated Company 2010 Bonus shall be paid in a single lump sum cash payment at the Closing. For 2010, Parent shall pay or cause to be paid to each Company Employee set forth on Annex B, subject to such Company Employee’s continued employment with Parent or any of its subsidiaries (including the Company) through December 31, 2010, a bonus in an amount determined under Parent’s 2010 bonus plan applicable to similarly-situated employees (but with a target bonus amount at least equal to such Company Employee’s target bonus amount in effect immediately prior to the Closing Date under the applicable Company Employee Benefit Plan (including as specified in any Executive Agreement)) and with no requirement that the Company Employee be employed by Parent or any of its subsidiaries (other than the Company or the Company Subsidiaries) at any time prior to the Closing Date), multiplied by a fraction (x) the numerator of which is equal to the number of days elapsed from the day immediately following the Closing Date through December 31, 2010, and (y) the denominator of which is 365 (a “Prorated Parent 2010 Bonus”).

Any Company Employee set forth on Annex B whose employment is involuntarily terminated without Cause, or resigns for Good Reason (whether or not the Company Employee is listed on Schedule 7.04(e)), during the period beginning on the Closing Date and ending on December 31, 2010 shall be eligible to receive a Prorated Parent 2010 Bonus in the same amount as if such Company Employee had remained employed through December 31, 2010. Subject to Section 7.04(g), Parent shall pay (or cause to be paid) each such Prorated Parent 2010 Bonus in a lump sum in cash no later than March 15, 2011.
(f) Schedule 7.04(f) sets forth the amount (up to $5,000,000) of a retention pool for the purpose of retaining the services of key Company Employees (the “Retention Pool”), the Company Employees eligible to receive retention awards from the Retention Pool and the amount each Company Employee is eligible to receive (each a “Retention Bonus”), the criteria for payment of the Retention Bonuses, and the final allocation of payments from the Retention Pool, which determination shall not be changed after the Closing and shall only be changed prior to Closing as described in the next sentence. Prior to the Closing but only prior to the time that the Retention Bonuses are communicated to the Company Employees, the Chief Executive Officer of the Company shall be entitled, subject to approval by the Board of Managers of the Company, to reallocate among Company Employees (and subject to the same criteria for payment) up to twenty percent (20%) of the Retention Pool. Any Retention Bonus shall be intended to retain the services of the recipient through, and shall be payable on, subject to Section 7.04(g), the date (the “Retention Payment Date”) that is the earlier of (i) the one-year anniversary of the Closing and (ii) the date of such Company Employee’s involuntary termination of employment after the Closing Date other than for Cause or resignation for Good Reason after the Closing Date (whether or not the Company Employee is listed on Schedule 7.04(e)); provided that such Company Employee remains continuously employed in good standing by the Company through such applicable payment date. Prior to the Closing, the Company may adopt a plan and/or enter into award agreements with Company Employees eligible to receive Retention Bonuses consistent with the terms of this Section 7.04(f) in such form approved by Parent (such approval not to be unreasonably withheld). Each Retention Bonus shall be intended to be exempt from, or comply with, the requirements of Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder.
(g) With respect to the portion of any Losses for which a Non-ECP Member is determined to be liable in accordance with ARTICLE XII, it is expressly acknowledged and agreed that Parent may, but shall not be required to, satisfy any such Losses in accordance with this Section 7.04(g) by set-off against or deduction from the Prorated Parent 2010 Bonus and/or Retention Bonus that such Non-ECP Member would otherwise be eligible to receive absent such Losses, but only to the extent that such determination occurs prior to the Retention Payment Date or the Prorated Parent 2010 Bonus payment date, as applicable.
(h) Parent and the Company shall be entitled to withhold from any amounts payable to Company Employees under this Agreement (including pursuant to Section 7.04(e)-(f)) any federal, state, or local withholding or other taxes or charges which the Company is required to withhold.

(i) Parent, Merger Sub, the ECP Members and the Company acknowledge and agree that all provisions contained in this Section 7.04 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Employee Benefit Plan or other benefit plan, agreement or other arrangement, or shall create any third party beneficiary or other right (i) in any other Person, including any Company Employee or any participant in any Company Employee Benefit Plan or other benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof), or (ii) to continued employment with Parent, the ECP Members, the Company or any of their respective Affiliates.
(j) Notwithstanding anything herein to the contrary, nothing in this Section 7.04 shall inhibit the ability of Parent or the Surviving Entity to terminate the employment of the Company Employees after the Closing Date, with or without cause.
7.05 Supplemental Disclosure. The ECP Members and the Company shall have the right from time to time prior to the Closing Date to supplement or amend the ECP Members’ Disclosure Schedule and the Company’s Disclosure Schedule, as applicable, with respect to any matter hereafter arising or discovered (but, if such matter existed on the date hereof but was only discovered hereafter, only to the extent such matter was not, to the knowledge of the ECP Members or to the Knowledge of the Company, respectively, known as of the date hereof) which if existing or known at the date of this Agreement would have been required to be set forth or described in the ECP Members’ Disclosure Schedule or the Company’s Disclosure Schedule. Any such supplemental or amended disclosure (each a “Disclosure Supplement”) shall be deemed to have cured any such breach of representation or warranty made in this Agreement and to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in ARTICLE VIII have been satisfied, unless the item so disclosed would reasonably be expected to result in a Material Adverse Effect and Parent is entitled to terminate this Agreement pursuant to Section 11.01(c) and exercises such right within ten (10) Business Days after its receipt of such supplemented or amended disclosure.
7.06 No Negotiations. During the Interim Period, the ECP Members, the Company and each Company Subsidiary shall not, and shall cause their Affiliates and Representatives not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, engage in negotiations concerning, provide any confidential information or data to any Person with respect to, have any discussions with any Person (except with Parent) or enter into any letter of intent or similar document or any agreement or commitment relating to, an Acquisition Proposal and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the date hereof with respect to any of the foregoing. If the Company or any Company Subsidiary, or its respective Representatives, as applicable, receives, prior to the Closing, any Acquisition Proposal, the Company will immediately suspend any discussions with such offeror or Person with regard to such Acquisition Proposal and notify Parent thereof.
7.07 Further Assurances; Post-Closing Cooperation.
(a) Upon the terms and subject to the conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Applicable Law, to fulfill its obligations under this Agreement.
(b) Following the Closing, each Party will afford the other Parties and their Representatives, during normal business hours, reasonable access to the books, records and other data relating to the business or financial or operating condition of the Company and the Company Subsidiaries in its possession with respect to periods prior to the Closing Date and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party in connection with (i) compliance with the requirements of any Governmental Authority or (ii) any actual or threatened Action. Further, each Party agrees for a period of seven (7) years after the Closing Date, or such longer period as such books and records remain relevant to open Tax years, not to destroy or otherwise dispose of any such books, records and other data unless such Party shall first offer by notice to the other to surrender such books, records and other data to the other Party and such other Party shall not agree in writing to take possession thereof, at its cost and expense, during the ten (10) day period after such offer is made.
(c) If, in order to properly prepare its Tax Returns, other documents or reports required to be filed with Governmental Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that any ECP Member be furnished with additional information, documents or records relating to the business or financial or operating condition of the Company and the Company Subsidiaries, and such information, documents or records are in the possession or control of Parent, Parent agrees to use its reasonable best efforts to furnish or make available such information, documents or records (or copies thereof) at such ECP Member’s request, cost and expense.
(d) Notwithstanding anything to the contrary contained in this Section 7.07, if the Parties are in an adversarial relationship in any Action, the furnishing of information, documents or records in accordance with any provision of this Section 7.07 shall be subject to applicable rules relating to discovery.
7.08 Release of Guaranties, etc. With respect to each guaranty, letter of credit, indemnity, performance or surety bond, agreement to provide capital or other credit support arrangement issued by or for the account of any ECP Member or any of their respective Affiliates in relation to the Company, any Company Subsidiary or the Business set forth on Schedule 7.08 or entered into after the date hereof in accordance with Section 7.02 (collectively, the “Support Obligations”), Parent shall provide or obtain, prior to the Closing, substitute agreements and credit support arrangements in replacement for the Support Obligations, and shall procure that the ECP Members and their respective Affiliates, and, where applicable, their sureties or letter of credit issuers, be fully and unconditionally released from their respective obligations under the Support Obligations, in each case in form and substance reasonably satisfactory to the Member Representative. The ECP Members will cooperate reasonably with Parent with respect to the foregoing. In addition, in the event that the Company must replace any Support Obligations listed on Schedule 7.08 with cash collateral after the date hereof, the Member Representative shall, within five (5) Business Days prior to the Closing Date, provide Parent a schedule showing the amount of any such cash collateral posted by the Company (the

“New Cash Collateral”), the beneficiary of such New Cash Collateral and the agreement pursuant to which the Company posted such New Cash Collateral. Parent shall, in addition to the Merger Consideration but without any duplication with any component of the Merger Consideration, pay to the Member Representative, for distribution to the ECP Members, the aggregate amount of any New Cash Collateral.
7.09 Non-Disparagement; Non-Solicitation.
(a) For a period of two (2) years following the Closing Date, no Party shall publish any statement that is intended in any way to malign the business or reputation of any other Party and its Affiliates.
(b) For a period of two (2) years following the Closing Date, the ECP Members shall not, directly or indirectly, as an employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, (i) hire, solicit or encourage to leave the employment or other service of Parent (including its subsidiaries), the Company or any Company Subsidiary any employee of Parent or any of its subsidiaries or independent contractor who was an employee of the Company or any Company Subsidiary at the Closing; provided that the ECP members may hire or solicit any such employee or independent contractor whose employment is terminated by Parent, the Company or any Company Subsidiary (as applicable) following the Closing Date or (ii) intentionally take any action that would harm Parent’s, the Company’s or any Company Subsidiary’s ability to develop, operate or finance the Projects.
7.10 Information Rights. During the Interim Period, the Company shall provide Parent with monthly financial statements, operating reports and management reports for the Company and Company Subsidiaries in the form, and at the times, historically prepared by the Company in the ordinary course.
ARTICLE VIII.
CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB
The obligations of Parent and Merger Sub to consummate the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Parent and Merger Sub in their sole discretion):
8.01 Representations and Warranties.
(a) The representations and warranties (other than those in Sections 4.02 and 4.03) made by the Company in ARTICLE IV (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) and the representations and warranties (other than those in Sections 5.02 and 5.04) made by the ECP Members in ARTICLE V shall be true and accurate on and as of the Closing Date as though made on and as of the Closing Date, except for (i) changes permitted or contemplated hereby; (ii) representations and warranties which are as of a specific date, which shall be true and accurate as of such date, subject to the immediately following clause (iii); or (iii) where the failure to be true and accurate would not reasonably be expected to result in a Material Adverse Effect.

(b) The representations and warranties made by the Company in Sections 4.02 and 4.03 and the representations and warranties made by the ECP Members in Sections 5.02 and 5.04 shall be true and accurate in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except for (i) changes permitted or contemplated hereby, or (ii) representations and warranties which are as of a specific date, which shall be true and accurate as of such date.
8.02 Performance. The ECP Members and the Company shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by them at or before the Closing.
8.03 Officer’s Certificates. The ECP Members shall have delivered to Parent at the Closing a certificate of an officer of each ECP Member, and the Company shall have delivered to Parent at the Closing a certificate of an officer of the Company, each such certificate dated as of the Closing Date, as to the applicable matters set forth in Sections 8.01 and 8.02.
8.04 Orders, Actions and Applicable Laws. There shall not be in effect on the Closing Date any Order or Applicable Law, nor shall there be pending any Action that has a reasonable likelihood of prevailing on the merits that seeks an Order, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, nor shall there be pending any Action for money damages that has a reasonable likelihood of prevailing on the merits and that would have a Material Adverse Effect.
8.05 Governmental Approvals.
(a) The Parent’s Approvals, the Company’s Approvals and the ECP Members’ Approvals shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred.
(b) Each of the conditions precedent specified in Sections 11.1(a) – (c) of the Agua Caliente PPA shall have been satisfied or waived by the parties thereto. For purposes of this Agreement, the term “Agreement” as used in the Agua Caliente PPA shall mean the Agua Caliente PPA as amended as of the date hereof or any additional amendments approved by Parent in accordance with Section 7.02(a).
8.06 Resignations. All members of the Board of Managers of the Company shall have resigned.
8.07 FIRPTA Certificates. Each of the ECP Members shall have delivered to Parent an affidavit of such ECP Member, dated as of the Closing Date and in the form set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv), setting forth such ECP Member’s name, address and taxpayer identification number and stating under the penalties of perjury that such ECP Member is not a “foreign person” within the meaning of Section 1445 of the Code.

ARTICLE IX.
CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE ECP MEMBERS
The obligations of the Company and the ECP Members to consummate the Closing is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the ECP Members in their sole discretion):
9.01 Representations and Warranties. The representations and warranties made by Parent and Merger Sub in ARTICLE VI shall be true and accurate on and as of the Closing Date as though made on and as of the Closing Date, except for (a) changes permitted or contemplated hereby; (b) representations and warranties which are as of a specific date, which shall be true and accurate as of such date, subject to the immediately following clause (c); or (c) where the failure to be true and accurate would not in the aggregate have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.
9.02 Performance. Parent and Merger Sub shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by them at or before the Closing.
9.03 Officer’s Certificate. Parent and Merger Sub shall have delivered to the Company and the ECP Members at the Closing a certificate of an officer of Parent and Merger Sub, dated as of the Closing Date, as to the matters set forth in Sections 9.01 and 9.02.
9.04 Orders, Actions and Applicable Laws. There shall not be in effect on the Closing Date any Order or Applicable Law, nor shall there be pending any Action that has a reasonable likelihood of prevailing on the merits that seeks an Order, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
9.05 Governmental Approvals. The Parent’s Approvals, the Company’s Approvals and the ECP Members’ Approvals shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred.
9.06 Release of Guaranties, etc. Parent shall have provided or obtained substitute agreements and credit support arrangements in replacement for the Support Obligations, and shall have procured that the ECP Members and their respective Affiliates, and, where applicable, their sureties or letter of credit issuers, have been fully and unconditionally released from their respective obligations under the Support Obligations, and shall have paid to the ECP Members an amount equal to any New Cash Collateral held by counterparties, in each case in form and substance reasonably satisfactory to the Member Representative.
ARTICLE X.
TAX MATTERS
10.01 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”), if any, shall be paid equally by Parent, on the one hand, and the ECP

Members, on the other hand, when due, and Parent shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes and, if required by Applicable Law, the ECP Members will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation and will cooperate with Parent to take such commercially reasonable actions as will minimize or reduce the amount of such Transfer Taxes. The ECP Members shall reimburse Parent for their half of any Transfer Taxes paid by Parent within ten (10) Business Days after receipt of notice that such Transfer Taxes have been paid by Parent, except to the extent such Transfer Taxes were included in the Transaction Expenses.
10.02 Tax Returns. Except in the case of Tax Returns for Transfer Taxes (which are governed by Section 10.01):
(a) Preparation and Filing of Tax Returns.
(i) The ECP Members shall prepare or cause to be prepared and file or cause to be filed all federal, state and local partnership income Tax Returns for the Company and the Company Subsidiaries for all periods or portions of periods ending on or prior to the Closing Date. The ECP Members shall also prepare or cause to be prepared and file or cause to be filed all other federal, state and local Tax Returns for the Company and the Company Subsidiaries that are due on or prior to the Closing and shall cause the Company to pay all Taxes payable with respect to such Tax Returns. The ECP Members shall provide drafts of all such Tax Returns described in the preceding sentence to Parent at least fifteen (15) days in advance of the filing of such Tax Returns for its review and approval (which approval shall not be unreasonably withheld or delayed).
(ii) Except as provided in Section 10.02(a)(i), Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company or the Company Subsidiaries due after the Closing Date, including for periods which begin before the Closing Date and end after the Closing Date.
(b) Tax Cooperation. Each of the ECP Members and Parent shall provide the other party with such information and records and make such of its officers, directors, employees, and agents available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to any Tax Return.
ARTICLE XI.
TERMINATION
11.01 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time by notice from any Party to the other Parties (except that no notice need be given if termination is pursuant to Section 11.01(a)):
(a) by mutual written consent of the Parties;
(b) by any Party:

(i) if the Closing has not occurred on or before September 30, 2010 (the “Termination Date”) and the failure to consummate is not caused by a breach of this Agreement by the terminating Party; or
(ii) if any court of competent jurisdiction in the United States or other Governmental Authority shall have issued a final Order or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or other action is or shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall have used its reasonable best efforts to prevent the entry of and to remove such Order or final action, subject to the limitations set forth in Section 7.03(c)(ii).
(c) by Parent, if there has been a material breach by the ECP Members or the Company of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in Section 8.01 or 8.02 and (y) cannot be cured within thirty (30) days;
(d) by Parent, if the California Public Utilities Commission denies approval of the Agua Caliente PPA; and
(e) by the ECP Members, if (i) Parent has breached its obligation to pay the Total Purchase Price pursuant to Section 3.01, or (ii) there has been a material breach by Parent of any other representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in Section 9.01 or 9.02 and (y) cannot be cured within thirty (30) days.
11.02 Effect of Termination.
(a) Except as set forth in Section 11.02(b), if this Agreement is validly terminated pursuant to Section 11.01, this Agreement will forthwith become null and void, and there will be no Liability on the part of any Party (or any of their respective Representatives or Affiliates) in respect of this Agreement, except as provided in this Section 11.02, and except that the provisions with respect to expenses in Section 13.02 and confidentiality in Sections 7.01 and 13.03 will continue to apply following any termination; provided, however, that nothing in this Section 11.02 shall release any Party from Liability for any willful and material breach of this Agreement by such Party prior to the termination of this Agreement.
(b) If this Agreement is terminated by any Party pursuant to either (i) Section 11.01(b)(i) and at such time the Parties (or their applicable ultimate parent entities) have not obtained, or have been denied, any required approval under the HSR Act, but the other conditions set forth in Article VIII have been satisfied or waived, or (ii) Section 11.01(b)(ii) as a result of any Order by a Governmental Authority to prevent the consummation of the Merger as violative of any Applicable Law regarding antitrust or competition, Parent shall pay to the Company a termination fee in an amount equal to 4% of the Base Purchase Price by wire transfer of immediately available funds not later than two (2) Business Days following such termination to an account designated by the Company.

ARTICLE XII.
INDEMNIFICATION
12.01 Survival.
(a) The representations and warranties of the Parties contained in or made pursuant to this Agreement shall survive until the six-month anniversary of the Closing; provided, however, that the representations and warranties set forth in Sections 4.03, 4.12, 4.17(a), 5.02, 5.04, 6.02 and 6.08 shall survive until the first anniversary of the Closing.
(b) This ARTICLE XII shall survive the Closing and shall remain in effect (i) with respect to Sections 12.02(a)(i) and 12.02(b)(i), so long as the relevant representations and warranties survive, and (ii) with respect to Sections 12.02(a)(ii) and 12.02(b)(ii), to the extent those sections relate to the covenants requiring performance (A) prior to the Closing, such covenants shall not survive the Closing (other than with respect to a knowing or intentional breach of Section 7.02 in which case such section shall survive until the six-month anniversary of the Closing) or (B) after the Closing, such covenants shall survive until fully performed.
(c) Notice of any assertion by any Indemnified Party that the Indemnifying Party is liable to it pursuant to Section 12.02 must be given to the Indemnifying Party on or prior to the time of expiration of the relevant representation, warranty or covenant as set forth in this Section 12.01 or such claim will be forever barred. Any Indemnified Party seeking indemnification hereunder shall state the facts known to the asserting Indemnified Party that give rise to such notice in sufficient detail to allow the Indemnifying Party to evaluate the assertion.
12.02 Indemnification.
(a) Subject to the limitations set forth in this ARTICLE XII, subsequent to the Closing Date, the Members (severally, and not jointly, based on their Pro Rata Share) shall indemnify and hold harmless Parent, any Affiliate of Parent or their respective current or future officers, directors, employees, partners, members, stockholders, controlling persons, successors and permitted assigns against any liability, loss, reasonable attorneys’ fees, suit, action or cause of action (collectively, “Losses” and individually, a “Loss”) that any of the foregoing suffers as a result of:
(i) any breach of the representations and warranties of the Company or such Member set forth in this Agreement or any Letter of Transmittal; provided, however, that no Member shall be liable for the breach by another Member of any representation or warranty made by such other Member in ARTICLE V or any Letter of Transmittal (as applicable); or
(ii) any breach or nonperformance by the Company or such Member of any of the covenants or agreements of the Company or such Member set forth in this Agreement or any Letter of Transmittal; provided, however, that no Member shall be liable for the breach by another Member of any covenant or agreement of such other Member in this Agreement or any Letter of Transmittal (as applicable).

(b) Subject to the limitations set forth in this ARTICLE XII, subsequent to the Closing Date, Parent shall indemnify and hold harmless each Member and his, her or its estate, heirs, personal representatives, Affiliates, officers, directors, employees, partners, members, stockholders, controlling persons, successors and permitted assigns against any Loss that any of the foregoing suffers as a result of:
(i) any breach of the representations and warranties of Parent and Merger Sub set forth in this Agreement; or
(ii) any breach or nonperformance by Parent and Merger Sub of any of the covenants or agreements set forth in this Agreement.
12.03 Third Party Claims.
The obligations and liabilities of an Indemnifying Party with respect to Losses resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:
(a) The Indemnified Parties shall promptly give written notice to the Indemnifying Parties of any Third Party Claim that might give rise to any Loss by the Indemnified Parties, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party is materially prejudiced thereby. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.
(b) From and after receipt of notice of a Third Party Claim pursuant to Section 12.03(a), the Indemnifying Parties shall have the right to assume and conduct, at their own expense, the defense against the Third Party Claim in their own names or in the names of the Indemnified Parties. Any Indemnified Parties shall have the right to employ separate counsel in any such Third Party Claim and/or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Loss incurred by the Indemnified Party and shall not be payable by the Indemnifying Parties; provided, however, that if the Indemnifying Party and the Indemnified Party shall, based on advice of counsel to the Indemnified Party, have conflicting or different claims or defenses, then the Indemnifying Party shall not have control of such conflicting or differing claims or defenses and the Indemnified Party shall be entitled to appoint one separate counsel for such claims and defenses, at the reasonable cost and expense of the Indemnifying Party. The party or parties conducting the defense of any Third Party Claim shall keep the other parties apprised of all significant developments with respect thereto and shall not enter into any settlement, compromise or consent to judgment with respect to such Third Party Claim without the prior consent of the other parties hereto, such consent not to be unreasonably withheld; provided, however, that the Indemnifying Party shall be entitled to settle, compromise or consent to a judgment without the consent of the Indemnified Party with respect to a Third Party Claim that only imposes monetary obligations that are paid by the Indemnifying Party and contains a release of the Indemnified Party from all liability thereunder. The Indemnified Party shall make available all information and assistance reasonably available and necessary for the defense of the Third Party Claim as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense. The Member Representative shall be entitled to exercise any rights of the Members with respect to Third Party Claims under this Section 12.03.
(c) Notwithstanding the foregoing, if Parent determines in good faith that there is a reasonable probability that a Third Party Claim may have a material adverse effect on it or the Surviving Entity, Parent may, by notice to the Indemnifying Parties, assume the exclusive right to defend, compromise or settle such Third Party Claim, but the Indemnifying Parties will not be bound by any compromise or settlement effected without their consent, such consent not to be unreasonably withheld. If Parent should elect to exercise such right, the Indemnifying Parties shall have the right to participate in, but not control, the defense or settlement of such Third Party Claim at their sole cost and expense.
12.04 Limitations on Indemnification.
(a) As to any claim for indemnification pursuant to Section 12.02(a) or 12.02(b) (other than with respect to a claim for indemnification for a breach of Section 7.09), the Indemnified Party shall not be entitled to indemnification (i) with respect to any Loss or a series of related Losses for less than $25,000 and (ii) until all Losses to such Indemnified Party exceed, in the aggregate, $3,000,000 (the “Indemnity Threshold”), in which case such Indemnified Party shall be entitled to indemnification for all such Losses; provided, however, that that any materiality or Material Adverse Effect qualifier will not be taken into account in determining the magnitude of the damages occasioned by the breach of any representation or warranty for purposes of calculating the Indemnity Threshold (once a breach of any representation or warranty has occurred after giving effect to the applicable materiality or Material Adverse Effect qualifiers).
(b) In no event shall any Member in the aggregate be liable for any Losses as to any claim for indemnification pursuant to Section 12.02(a) in excess of an amount equal to fifteen percent (15%) of the Base Purchase Price distributed to it pursuant to Section 3.02(b), and in no event shall Parent in the aggregate be liable for any Losses as to any claim for indemnification pursuant to Section 12.02(b) in excess of an amount equal to fifteen percent (15%) of the Base Purchase Price.
(c) None of the Indemnified Parties shall be entitled to recover from the Indemnifying Parties for any Losses arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorneys fees suffered by such Party. Parent and the Members on behalf of each of their respective Indemnified Parties waives any right to recover incidental, indirect, special, exemplary, punitive or consequential damages, including lost revenues or profits, even if such damages are foreseeable or the damaged Party has advised the other Parties of the possibility of such damages and regardless of whether any such damages are deemed to result from the failure or inadequacy of any exclusive or other remedy, unless such incidental, indirect, special, exemplary, punitive, consequential or other kind of special damages are awarded to a Person in an indemnifiable Third Party Claim.

(d) The Members shall have no liability for any breach of this Agreement or any certificate relating hereto delivered by the Members if the Members can demonstrate that Parent or any of its Affiliates or Representatives had actual knowledge of such breach or inaccuracy prior to the Closing; provided, however, that the Members shall be liable, subject to the other limitations set forth in this ARTICLE XII, for any such breach arising out of information contained in a Disclosure Supplement. For purposes of demonstrating Parent’s “actual knowledge” in accordance with the preceding sentence, Parent shall be deemed to have “actual knowledge” of a breach or inaccuracy if such breach or inaccuracy is reasonably apparent from information provided in writing to Parent or any of its Representatives by the Company, the Members or any of their Representatives prior to the date hereof, including in the materials made available in the electronic data room (excluding all attachments to any Phase I Environmental Assessment); provided that the foregoing shall not apply to breaches or inaccuracies of the representation contained in Section 4.04(b) as to which the Members must demonstrate Parent’s actual knowledge without relying on such inference.
(e) Each Person entitled to indemnification hereunder or otherwise to reimbursement for Losses in connection with the transactions contemplated in this Agreement shall use commercially reasonable efforts to mitigate all Losses upon becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.
(f) No Indemnifying Party shall have any liability under this ARTICLE XII to indemnify any Indemnified Party with respect to a Loss to the extent that the Loss arose from or was exacerbated by any action taken by any Indemnified Party on or after the Closing Date.
(g) Any indemnifiable claim with respect to any breach or nonperformance by a Party of a representation, warranty, covenant or agreement shall be net of any insurance proceeds received the Indemnified Party (net of any costs of collection or other cost directly related to the insurance claim in respect of Losses). If the Indemnifying Party makes any payment on any claim pursuant to Section 12.02, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.
12.05 No Contribution. No Indemnifying Party or any of its employees or agents shall have any right of contribution, right of indemnity or other right or remedy against the Company or Company Subsidiaries in connection with any indemnification obligation or any other liability to which she, he or it may become subject under or in connection with this Agreement.
12.06 Remedies Exclusive. The indemnification rights of the Parties under this ARTICLE XII are the exclusive remedies after the Closing available to the Surviving Entity, the Members and Parent with respect to any claims or disputes arising between the Parties with respect to the transactions contemplated by this Agreement or the Business or the Properties other than claims involving fraud, with respect to which the Parties’ rights and remedies shall not be affected or diminished hereby; provided, however, that nothing contained herein shall affect the rights of the Parties under Section 13.13 with respect to any covenants to be performed after the Closing.

12.07 Non-Recourse. Except as expressly set forth in this ARTICLE XII, no Party shall have recourse whatsoever under this Agreement against any of the Representatives of the other Parties (including for such purposes, the Representatives of any Affiliate of a Party). Without limiting the generality of the foregoing, except as expressly set forth in this ARTICLE XII, Parent, on behalf of itself and its Affiliates, and the Members, on behalf of themselves and their Affiliates, each hereby fully and irrevocably waives any right, claim or entitlement whatsoever against such Representatives relating to any and all Liabilities suffered or incurred by any of them arising from, based upon, related to, or associated with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (including any breach, termination or failure to consummate such transactions) in each case whether based on contract, tort, strict liability other laws or otherwise and whether by piercing of the corporate veil, by claim on behalf of or by a Party hereto or other Person or otherwise. Notwithstanding the foregoing, nothing in this Section 12.07 shall limit the right of the Company or any Company Subsidiary to bring a claim against any employee of the Company for a breach of the LLC Agreement or a breach of his or her employment Contract with the Company.
ARTICLE XIII.
MISCELLANEOUS
13.01 Entire Agreement. This Agreement supersedes all prior discussions and agreements among the Parties with respect to the subject matter hereof, excluding the Confidentiality Agreement, and contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.
13.02 Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and consummation of the transaction contemplated by this Agreement, including the Merger.
13.03 Confidentiality. Unless and until the Closing occurs, the Parties will abide by the provisions of the Confidentiality Agreement. If the Closing occurs, from and after the Closing Date, the ECP Members will hold, and will use their reasonable best efforts to cause their Affiliates and Representatives to hold, in strict confidence from any other Person all information and documents relating to the Projects and the Company, provided that nothing in this sentence shall limit the disclosure by any Party of any information (a) to the extent required by Applicable Law or judicial process (provided that if permitted by Applicable Law, each Party agrees to give the other Parties prior notice of such disclosure in sufficient time to permit such other Parties to obtain a protective order should they so determine), (b) in connection with any litigation among the Parties (provided that such Party has taken all reasonable actions to limit the scope and degree of disclosure in any such litigation), (c) in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement, (d) to the extent that such documents or information can be shown to have come within the public domain through no action or omission of the disclosing Party or its Affiliates, and (e) to its Affiliates (but the Party shall be liable for any breach by its Affiliates). In the event this Agreement is terminated under Section 11.01, upon the request of any Party, the other Parties will, and will cause their Affiliates and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or destroy, or cause to be redelivered or destroyed, all copies of confidential documents and information furnished by such other Parties in connection with this Agreement or the Merger and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related to or based on such information or documents prepared by the Party furnished with such documents and information or its Representatives. In case of a conflict between the Confidentiality Agreement and this Section 13.03, the Confidentiality Agreement shall govern.
13.04 Announcements. Parent, the ECP Members and the Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby.
13.05 No Waiver. No failure on the part of any Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Applicable Law.
13.06 Amendments. Any provision of this Agreement may be amended, modified, supplemented or waived only by an instrument in writing duly executed by each Party. Any such amendment, modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon the Parties, and any such waiver shall be effective only in the specific instance and for the purposes for which given.
13.07 Addresses for Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission), on the next Business Day if sent by prepaid overnight carrier (providing proof of delivery), on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or on the date delivered if sent by email (providing confirmation of receipt) to the Parties at the following addresses, facsimile numbers or email addresses (or at such other addresses, facsimile numbers or email addresses as shall be specified by the Parties by like notice):
if to the ECP Members or the Company:
c/o Energy Capital Partners, LLC
51 John F. Kennedy Parkway, Suite 200
Short Hills, NJ 07078
Attn: General Counsel
Facsimile No.: (973) 671-6101
Email: asinger@ecpartners.com
with a copy to (which shall not constitute notice):

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attn: David Kurzweil
Facsimile No.: (212) 751-4864
Email: david.kurzweil@lw.com
if to Parent or Merger Sub:
First Solar, Inc,
620 Eighth Avenue, 44th Floor
New York, NY 10018
Attn: Mary Beth Gustafsson, General Counsel
Facsimile No.: (646) 366-2248
Email: mgustafsson@firstsolar.com
with a copy to (which shall not constitute notice):
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Attn: Alan Talkington and John Cook
Facsimile No.: (415) 773-5759
Email: atalkington@orrick.com, jcook@orrrick.com
13.08 Captions. The captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
13.09 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and in lieu of such prohibited or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such prohibited or unenforceable provision as may be possible.
13.10 Assignment. The rights and obligations of the Parties under this Agreement are not assignable without the prior written consent of the other Parties, which such Parties may withhold in their discretion; provided, however, that Parent shall have the right to assign its rights and obligations in connection with a change of control of Parent or sale of all or substantially all of its assets.
13.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the Parties may execute this Agreement by signing any such counterpart.

13.12 Disclosure. The ECP Members and the Company may, at their option, include in the ECP Members’ Disclosure Schedules and the Company’s Disclosure Schedules, respectively, any items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in any Schedule shall constitute a disclosure for purposes of all other Schedules notwithstanding the lack of specific cross-reference thereto, but only to the extent the applicability of such disclosure to such other Schedule is reasonably apparent. In no event shall the inclusion of any matter in the Schedules be deemed or interpreted to broaden the ECP Members’ or the Company’s representations, warranties, covenants or agreements contained in this Agreement. The mere inclusion of an item in the ECP Members’ Disclosure Schedules or Company’s Disclosure Schedules shall not be deemed an admission by the ECP Members or the Company that such item represents a material exception or fact, event, or circumstance or that such item would be reasonably likely to result in a Material Adverse Effect.
13.13 Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, money damages may not be a sufficient remedy and that the Parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.
13.14 Governing Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE.
13.15 Consent to Jurisdiction.
(a) For all purposes of this Agreement, and for all purposes of any Action arising out of or relating to the transactions contemplated hereby or for recognition or enforcement of any judgment, each Party submits to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States sitting in New York County, and hereby irrevocably and unconditionally agrees that any such Action may be heard and determined in such New York court or, to the extent permitted by Applicable Law, in such federal court. Each Party agrees that a final judgment in any such Action may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any Action relating to this Agreement against the other Parties or their Properties in the courts of any jurisdiction.
(b) Each Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so:

(i) any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or any related matter in any New York state or federal court located in New York County; and
(ii) the defense of an inconvenient forum to the maintenance of such Action in any such court.
(c) Each Party irrevocably consents to service of process by registered mail, return receipt requested, as provided in Section 13.07. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law.
13.16 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.
13.17 Obligations of Merger Sub. Parent hereby guarantees the due and punctual performance and payment (not merely collection) in full of all obligations and liabilities of Merger Sub under this Agreement, as and when due and payable or required to be performed pursuant to any provision of this Agreement.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

ENERGY CAPITAL PARTNERS I, LP

By:	Energy Capital Partners GP I, LLC
Its:	General Partner

By:	Energy Capital Partners, LLC
Its:	Managing Member

By:	/s/ Peter Labbat

Name: Peter Labbat
Title: Managing Member

ENERGY CAPITAL PARTNERS I-A, LP

By:	Energy Capital Partners GP I, LLC
Its:	General Partner

By:	Energy Capital Partners, LLC
Its:	Managing Member

By:	/s/ Peter Labbat

Name: Peter Labbat
Title: Managing Member

ENERGY CAPITAL PARTNERS I-B IP, LP

By:	Energy Capital Partners GP I, LLC
Its:	General Partner

By:	Energy Capital Partners, LLC
Its:	Managing Member

By:	/s/ Peter Labbat

Name: Peter Labbat
Title: Managing Member

ENERGY CAPITAL PARTNERS I (WD IP), LP

By:	Energy Capital Partners GP I, LLC
Its:	General Partner

By:	Energy Capital Partners, LLC
Its:	Managing Member

By:	/s/ Peter Labbat

Name: Peter Labbat
Title: Managing Member

NEXTLIGHT RENEWABLE POWER, LLC

By:	/s/ Frank DeRosa

Name: Frank DeRosa
Title: Chief Executive Officer

FIRST SOLAR, INC.

By:	/s/ Jens Meyerhoff

Name: Jens Meyerhoff
Title: Chief Financial Officer

JEFFERSON MERGER SUB, LLC

By:	First Solar Development, Inc.
Its:	Managing Member

By:	/s/ James Zhu

Name: James Zhu
Title: Vice President Corporate Controller